UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Coherent, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 11, 2009

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COHERENT, INC., a Delaware corporation, will be held on March 11, 2009 at 1:00 p.m., local time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, CA 94010 for the following purposes:

1.              To elect seven directors to serve for the ensuing year and until their successors are duly elected (Proposal One);

2.              To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2009 (Proposal Two);

3.              To approve the amended and restated Employee Stock Purchase Plan which increases by 600,000 the number of shares reserved for issuance thereunder and makes certain other administrative changes (Proposal Three);

4.              To approve the amended and restated 2001 Stock Plan to allow for restricted stock and RSU grants to qualify under Section 162(m) of the Internal Revenue Code and other administrative changes (Proposal Four); and

5.              To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on February 5, 2009 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting.  However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet.  Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Sincerely,

/s/ John R. Ambroseo
John R. Ambroseo
President and Chief Executive Officer

Santa Clara, California
February 9, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 11, 2009

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet.  Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy card.

COHERENT, INC.
5100 PATRICK HENRY DRIVE
SANTA CLARA, CALIFORNIA 95054

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Coherent, Inc. for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, CA 94010 on March 11, 2009 at 1:00 p.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  Our telephone number is (408) 764-4000.  These proxy solicitation materials were first mailed on or about February 13, 2009 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Share Ownership

Stockholders of record at the close of business on February 5, 2009 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof.  On the Record Date, 24,350,880 shares of our common stock, $0.01 par value, were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use (i) by delivering to us at our principal offices (Attention: Bret M. DiMarco, Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date, (ii) in the case of a stockholder who has voted by telephone or through the Internet, by making a timely and valid telephone or Internet vote, as the case may be, or (iii) by attending the meeting and voting in person.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder, and you will need to provide a copy of such proxy at the meeting.

Attendance at the Annual Meeting

All stockholders of record as of the Record Date may attend the Annual Meeting.  Please note that cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.  No items will be allowed into the Annual Meeting that might pose a concern for the safety of those attending.  Additionally, to attend the meeting you will need to bring identification and proof sufficient to us that you were a stockholder of record as of the Record Date or that you are a representative of a stockholder of record as of the Record Date for a stockholder of record that is not a natural person.  For directions to attend the Annual Meeting, please contact Investor Relations by telephone at (408) 764-4110.

Voting and Costs of Solicitation

On all matters, other than the election of directors, each share has one vote.  See “Election of Directors—Vote Required” for a description of your cumulative voting rights with respect to the election of directors.

If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy via the Internet.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  As stated above, you may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•                  To vote in person:  Come to the Annual Meeting and we will give you a ballot at the time of voting.  If you have previously turned in a proxy card, please notify us at the Annual Meeting that you intend to cancel the proxy and vote by ballot.

•                  To vote using the proxy card:  Simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual Meeting, the designated proxies will vote your shares as you direct.

•                  To vote over the telephone:  Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the control number from the enclosed proxy card.  Your vote must be received by 11:59 P.M. Eastern Time on March 10, 2009 to be counted.

•                  To vote on the Internet: go to www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the control number from the enclosed proxy card.  Your vote must be received by 11:59 P.M. Eastern Time on March 10, 2009 to be counted.

If you return a signed and dated proxy card without marking any voting directions, your shares will be voted:

•                  “For” the election of all seven (7) nominees for director set forth herein, provided that in the event cumulative voting occurs, the proxy holders will cumulate votes using their judgment so as to ensure the election of as many of the nominees set forth herein as possible;

•                  “For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2009 as described in Proposal Two;

•                  “For” approval of the amended and restated Employee Stock Purchase Plan as described in Proposal Three; and

•                  “For” approval of the amended and restated 2001 Stock Plan as described in Proposal Four.

If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion.

The cost of this solicitation will be borne by us.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.  In addition, proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

Our Bylaws provide that stockholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date constitute a quorum at meetings of stockholders.  Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes.  A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.  Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes.  Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented by such stockholders at the annual meeting of stockholders for the 2009 fiscal year must be received by us no later than the close of business on the 45th day, nor earlier than the close of business on the 75th day, prior to the one year anniversary of the date these proxy materials were first mailed by us unless the annual meeting of stockholders is held prior to February 9, 2010 or after May 10, 2010, in which case, the proposal must be received by us not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the tenth day following public announcement of the date the annual meeting will be held and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.  Under the federal securities laws, for such a matter to be included in the proxy materials for annual meeting of stockholders for the 2009 fiscal year, timely notice must be delivered to us at our principal executive offices to the attention of Bret M. DiMarco, our Corporate Secretary, not less than 120 days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, which will be October 12, 2009.  Stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

However, if a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company’s Board of Directors, see the procedures discussed in “Proposal One — Election of Directors — Board Meetings and Committees — Process for Recommending Candidates for Election to the Board of Directors.”

The attached proxy card grants to the proxyholders discretionary authority to vote on any matter raised at the Annual Meeting.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Coherent common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested.  A separate proxy card is included in the voting materials for each of these stockholders.  We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.  To obtain an additional copy, you may write us at 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations, or contact us by telephone at (408) 764-4000 and request to be connected to our Investor Relations department.  Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future.  Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting our distribution agent,

Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  Broadridge will remove such stockholder from the Householding program within 30 days of receipt of such written notice, after which each such stockholder will receive an individual copy of our proxy materials.

Further Information

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of Coherent’s annual report on Form 10-K for the fiscal year ended September 27, 2008 without exhibits and any amendments thereto on Form 10-K/A upon request of such stockholder made in writing to Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations.  We will also furnish any exhibit to the annual report on Form 10-K if specifically requested in writing.  You can also access our Securities and Exchange Commission (“SEC”) filings, including our annual reports on Form 10-K, and all amendments thereto filed on Form 10 K/A, on the SEC website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 11, 2009

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Seven (7) members of our Board of Directors are to be elected at the Annual Meeting.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.  Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director if elected.  If any nominee becomes unable or declines to serve as a director, if additional persons are nominated at the meeting or if stockholders are entitled to cumulate votes, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders.

We are not aware of any reason that any nominee will be unable or will decline to serve as a director.  The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified or until his or her earlier resignation or removal.  There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer other than the agreement between the Company and Oliver Press Partners, LLP and certain of its affiliates (collectively, “OPP”) as more fully described below..

The names of the nominees, all of whom are currently directors standing for re-election, and certain information about them as of December 31, 2008, other than committee memberships, which are as of January 31, 2009, are set forth below.  Clifford Press was recommended to the Board of Directors by Oliver Press Partners, LLC, a stockholder of the Company.  All of the nominees have been recommended for nomination by a majority of the Board of Directors acting on the recommendation of the Governance and Nominating Committee of the Board of Directors, which was approved by a majority vote of the members of such committee.  The committee consists solely of independent members of the Board of Directors.  There are no family relationships among directors or executive officers of Coherent.

Name	Age	Director Since	Principal Occupation

John R. Ambroseo, PhD	47	2002	President and Chief Executive Officer

John H. Hart (1)(3)	63	2000	Retired Sr. Vice President and Chief Technical Officer of 3Com Corp.

Susan M. James (2)(3)	62	2008	Consultant to Ernst & Young

Clifford Press (3)	55	2008	Managing Member of Oliver Press Partners, LLC

Garry W. Rogerson, PhD (1)(2)(3)(4)	56	2004	Chairman of the Board of Coherent; President and Chief Executive Officer of Varian, Inc.

Lawrence Tomlinson (2)(4)	68	2003	Retired Senior Vice President and Treasurer of Hewlett-Packard Co.

Sandeep Vij (1)(3)(4)(5)	43	2004	Vice President of Strategic Markets & Business Development of Cavium Networks, Inc.

(1)                                  Member of the Compensation and H.R. Committee.

(2)                                  Member of the Audit Committee.

(3)                                  Member of the Governance and Nominating Committee.

(4)                                  Member of the Special Committee.

(5)                                  Member of the Special Litigation Committee.

Except as set forth below, each of our directors has been engaged in his or her principal occupation set forth above during the past five years. There is no family relationship between any of our directors or executive officers. The Board of Directors has determined that, with the exception of Dr. Ambroseo, all of its current members are “independent directors” as that term is defined in the marketplace rules of the Nasdaq Stock Market.

John R. Ambroseo.  Dr. Ambroseo has served as our President and Chief Executive Officer as well as a member of the Board of Directors since October 2002. Dr. Ambroseo served as our Chief Operating Officer from June 2001 through September 2002. Dr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Photonics Group from September 2000 to June 2001. From September 1997 to September 2000, Dr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Laser Group. From March 1997 to September 1997, Dr. Ambroseo served as our Scientific Business Unit Manager. From August 1988, when Dr. Ambroseo joined us, until March 1997, he served as a Sales Engineer, Product Marketing Manager, National Sales Manager and Director of European Operations. Dr. Ambroseo received a Bachelor degree from SUNY-College at Purchase and a PhD in Chemistry from the University of Pennsylvania.

John H. Hart.  Mr. Hart was a Fellow at 3Com Corporation, a global provider of enterprise and small-business networking solutions, from September 2000 until September 2001. In September of 2000, Mr. Hart retired as Senior Vice President and Chief Technical Officer of 3Com Corporation, a position he had held since August 1996. From the time Mr. Hart joined 3Com in September 1990 until July 1996, he was Vice President and Chief Technical Officer. Prior to joining 3Com, Mr. Hart worked for Vitalink Communications Corporation for seven years, where his most recent position was Vice President of Network Products. Mr. Hart serves on the boards of directors of Plantronics, Inc, a headset communications company and PLX Technologies, Inc., an I/O interconnect developer.

Susan M. James.  Ms. James originally joined Ernst & Young, a global leader in professional services, in 1975, becoming a partner in 1987 and since June 2006, has been a consultant to Ernst & Young. During her tenure with Ernst & Young, she has been the lead partner or partner-in-charge for the audit work for a significant number of technology companies, including Intel Corporation, Sun Microsystems, Amazon.com, Autodesk and the Hewlett-Packard Corporation, and for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. She is a certified public accountant and a member of the American Institute of Certified Public Accountants. Ms. James also serves on the Board of Directors of the Tri-Valley Animal Rescue, a non-profit that is dedicated to providing homes for homeless pets.

Clifford Press.  Mr. Press has been a managing member of Oliver Press Partners, LLC, an investment advisory firm, since March 2005. Prior to 1986 he was employed as an investment banker at Morgan Stanley & Co., Incorporated. From 1986 to March 2003, Mr. Press was a General Partner of Hyde Park Holdings, Inc., a private equity investment firm (“HPH”). High Voltage Engineering Corporation, an industrial holding concern and a portfolio company of HPH, of which Mr. Press had been an officer and a director from 1989 to August 2004, filed petitions under Chapter 11 of the United States Bankruptcy Code in March 2004 and February 2005. Since 2001, he has been a director of GM Network Ltd., a private holding company providing Internet- based digital currency services. Mr. Press received his MA degree from Oxford University and an MBA degree from Harvard Business School.

Garry W. Rogerson.  Dr. Rogerson has served as our Chairman of the Board since June 2007. Dr. Rogerson has been President and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, since 2002 and 2004, respectively. Dr. Rogerson served as Varian’s Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Dr. Rogerson also serves on the board of directors of Varian.

Lawrence Tomlinson.  Mr. Tomlinson retired from Hewlett-Packard Co., a global technology company, in June 2003. Prior to retiring from Hewlett- Packard Co., from 1993 to June 2003 Mr. Tomlinson served as its Treasurer, from 1996 to 2002 he was also a Vice President of Hewlett-Packard Co. and from 2002 to June 2003 was also a Senior Vice President of Hewlett- Packard Co. Mr. Tomlinson is a member of the board of directors of Salesforce.com, Inc., a customer relationship management service provider.

Sandeep Vij.  Mr. Vij has held the position of Vice President of Strategic Markets and Business Development of Cavium Networks, Inc., a leading provider of highly integrated semiconductor products since May 2008. Prior to that he held the position of Vice President of Worldwide Marketing, Services and Support for Xilinx Inc., a digital programmable logic device provider, from 2007 to April 2008. From 2001 to 2006, he held the position of Vice President of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as Vice President and General Manager of the General Products Division at Xilinx. Mr. Vij joined Xilinx in 1996 as Director of FPGA Marketing.

On January 5, 2009, the Company entered into an amendment to its agreement with Oliver Press Partners, LLP and certain of its affiliates (“OPP”). The agreement provides that the Board of Directors of the registrant will include Mr. Press in the slate of directors for election at the annual meeting of the stockholders to be held in 2009 and that the signatories to the agreement will not seek to call a special meeting or other actions relating to the election of directors for one year. In addition, Mr. Press agreed to submit his resignation as a director if OPP ceases to hold at least 50% of the common stock of the Company that OPP and its affiliates currently hold as a group. The settlement agreement includes certain standstill restrictions that commenced upon the execution of the settlement agreement and will expire on the first anniversary of our 2009 annual meeting if Mr. Press is elected to our board of directors at the 2009 annual meeting, or at the final adjournment of the 2009 annual meeting of stockholders if Mr. Press is not elected at our 2009 annual meeting. Under the terms of the standstill restrictions, neither OPP nor any of its affiliates may, among other things, (i) submit or encourage any other person or group to nominate directors for election to the registrant’s board of directors, (ii) submit any stockholder proposals, (iii) call an annual or special meeting of stockholders, (iv) solicit proxies from stockholders of the registrant, (v) change the composition of the board of directors. The standstill restrictions contain certain exceptions that, among other things, permit OPP to seek to change the composition of our Board of Directors at the 2010 annual meeting by submitting nominees for election and to solicit proxies in favor of such nominees for the 2010 annual meeting. In addition, during the effective period of the standstill restrictions described above, OPP has agreed that it will cause any shares of our common stock that it owns to be voted in accordance with the recommendation of our Board of Directors if Mr. Press has approved and joined in any such recommendation.

Director Independence

The Board of Directors has determined that, with the exception of Dr. Ambroseo, all of its current members and all of the nominees for director are “independent directors” as that term is defined in the marketplace rules of the Nasdaq Stock Market.

Board Meetings and Committees

The Board of Directors held a total of twenty (20) meetings during fiscal 2008.  During fiscal 2008, the Board of Directors had three standing committees: the Audit Committee; the Compensation and H.R. Committee; and the Governance and Nominating Committee.  In addition, in fiscal 2008, the Board of Directors had three additional committees: the Special Committee, the Special Litigation Committee and the Ad Hoc Repurchase Committee.  No director serving during such fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served, except that Mr. Cantoni attended two of the three meetings of the Nominating and Governance Committee during fiscal 2008 while a member of the Board of Directors.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of directors James, Rogerson, and Tomlinson.  The Audit Committee held thirteen (13) meetings during fiscal 2008, seven 7 of which were held prior to Ms. James joining the Board in March 2008.  From October 2007 to March 2008, Mr. Cantoni was a member of the Board of Directors and a member of the Audit Committee.  All of the members of the Audit Committee are “independent” as defined under rules promulgated by the SEC and qualify as independent directors under the marketplace rules of the Nasdaq Stock Market for Audit Committee members.  The Board of Directors has determined that directors James, Rogerson and Tomlinson are “audit committee financial experts” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended.  Among other things, the Audit Committee has the sole authority for appointing and supervising our independent registered public accounting firm and is primarily responsible for approving the services performed by our independent registered public accounting firm and for reviewing and evaluating our accounting principles and our system of internal accounting controls.  A copy of the Audit Committee charter, including any updates thereto, is available on our website at www.coherent.com.

Compensation and H.R. Committee

During fiscal 2008, the Compensation and H.R. Committee of the Board of Directors consisted of directors Hart, Rogerson and Vij.  All of the members of the Compensation and H.R. Committee are “independent” as defined under the marketplace rules of the Nasdaq Stock Market.  The Compensation and H.R. Committee held ten (10) meetings during fiscal 2008.  The Compensation and H.R. Committee, among other things, reviews and approves our executive compensation policies and programs, and grants stock options to our employees, including officers, pursuant to our stock option plans.  See “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” and “Director Compensation” below for a description of our processes and procedures for the consideration and determination of executive and director compensation.  A copy of the Compensation and H.R. Committee charter, including any updates thereto, is available on our website at www.coherent.com.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of directors James, Hart, Press, Rogerson and Vij.  From October 2007 to March 2008, the committee consisted of directors Hart and Vij and former director Mr. Cantoni.  Ms. James joined the committee upon her election to the Board in March 2008.  All of the members of the Governance and Nominating Committee are “independent” as defined under the marketplace rules of the Nasdaq Stock Market.  The Governance and Nominating Committee held three (3) meetings during fiscal 2008.  The Governance and Nominating Committee, among other things, assists the Board of Directors by making recommendations to the Board of Directors on matters concerning director nominations and elections, board committees and corporate governance.  A copy of the Governance and Nominating Committee charter, including any updates thereto, is available on our website at www.coherent.com.

Attendance at Annual Meeting of Stockholders by Directors

All directors are encouraged, but not required to attend our annual meeting of stockholders.  At our annual meeting held March 19, 2008, all members of the Board of Directors attended.  Ms. James, who was a candidate for election at the meeting, also attended.  Mr. Press, a candidate for election at the meeting, was unable to attend.

Process for Recommending Candidates for Election to the Board of Directors

The Governance and Nominating Committee will consider nominees recommended by stockholders.  A stockholder that desires to recommend a candidate for election to the Board of Directors must direct the recommendation in writing to us at our principal offices (Attention: Bret M. DiMarco, Executive Vice President and General Counsel) and must include the candidate’s name, age, home and business contact information, principal occupation or employment, the number of shares beneficially owned by the nominee, whether any hedging transactions have been entered into by the nominee or on his or her behalf, information regarding any arrangements or understandings between the nominee and the stockholder nominating the nominee or any other persons relating to the nomination, a written statement by the nominee acknowledging that the nominee will owe a fiduciary duty to the Company if elected, and any other information required to be disclosed about the nominee if proxies were to be solicited to elect the nominee as a director.  For a stockholder recommendation to be considered by the Governance and Nominating Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting.  In the event a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our bylaws.  See “Information Concerning Solicitation and Voting—Deadline for Receipt of Stockholder Proposals.”

The Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it approves as director nominees are as follows:

•                  the Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors;

•                  the Governance and Nominating Committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Governance and Nominating Committee determines, a search firm.  Such review may, in the Governance and Nominating Committee’s discretion, include a review solely of information provided to the Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Governance and Nominating Committee deems proper;

•                  the Governance and Nominating Committee evaluates the performance of the Board of Directors as a whole and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders;

•                  the Governance and Nominating Committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors.  Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current belief of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by any candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.  In evaluating the qualifications of the candidates, the Governance and Nominating Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like.  The Governance and Nominating Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors.  The Governance and Nominating Committee considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole.  While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase the overall effectiveness of the Board of Directors, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members;

•                  in evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm; and

•                  after such review and consideration, the Governance and Nominating Committee recommends the slate of director nominees to the full Board of Directors for its approval.

The Governance and Nominating Committee will endeavor to notify, or cause to be notified, all director candidates, including those recommended by a stockholder, of its decision as to whether to nominate such individual for election to the Board of Directors.

Stockholder Communication with the Board of Directors

We believe that management speaks for Coherent.  Any stockholder may contact any of our directors by writing to them by mail c/o Bret M. DiMarco, Executive Vice President and General Counsel, at our principal executive offices, the address of which appears on the cover of this proxy statement.

Any stockholder may report to us any complaints regarding accounting, internal accounting controls, or auditing matters.  Any stockholder who wishes to so contact us should send such complaints to the Audit Committee c/o Bret M. DiMarco, Executive Vice President and General Counsel, at our principal executive offices, the address of which appears on the cover of this proxy statement.

Any stockholder communications that the Board of Directors is to receive will first go to our General Counsel, who will log the date of receipt of the communication as well as the identity and contact information of the correspondent in our stockholder communications log.

Our General Counsel will review, summarize and, if appropriate, investigate the complaint under the direction of the appropriate committee of the Board of Directors in a timely manner.  In the case of accounting or auditing related matters, a member of the Audit Committee, or the Audit Committee as a whole, will then review the summary of the communication, the results of the investigation, if any, and, if appropriate, the draft response.  The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the General Counsel maintains with respect to all stockholder communications.

Director Compensation

During fiscal 2008, we paid our non-employee directors an annual retainer (depending upon position) and per meeting fees for service on the Board of Directors. In fiscal 2008, the annual retainer amounts for non-employee directors were as follows:

•                  Chairman of the Board: $41,000

•                  Lead independent director: $33,000

•                  Chairman of the Audit Committee: $33,000

•                  Member of the Board: $25,000

Additionally, non-employee members of the Board of Directors received $2,000 per board meeting attended, plus $1,000 per committee meeting attended, except that the Chairman of the Audit Committee received $3,000 per meeting of the Audit Committee attended, and the Chairmen of the Compensation and H.R. Committee and the Governance and Nominating Committee, respectively, received $2,000 per meeting of the Compensation and H.R. Committee and the Governance and Nominating Committee attended. As discussed above, each director serving on the Special Committee and/or the Special Litigation Committee earned $4,000 per month for service thereon. There was no additional compensation paid to directors for serving on the Ad Hoc Repurchase Committee, which was formed for the purpose of decision-making with regards to our announced stock buy-back. Additionally, since we had a Chairman of the Board who was an independent director, no member of the Board of Directors held the position of Lead independent director in fiscal 2008. For fiscal 2009, members of the Board of Directors will receive cash compensation from annual retainers, with no per meeting fees. See “Compensation Discussion and Analysis.”

The chart below summarizes the gross cash amounts earned by non-employee directors for service during fiscal 2008 on the Board and its committees (all amounts in dollars):

Name	Annual Board and Chairperson service including per Board meeting attended (1)		Audit Committee (1)	Compensation and H.R. Committee (1)	Nominating and Governance Committee (1)	Special Committee	Special Litigation Committee	Total
John H. Hart	61,000		—	20,000	3,000	—	—	84,000
Susan James	32,500	(2)	6,000	—	1,000	—	—	39,500
Clifford Press	34,500	(2)	—	—	—	—	—	34,500
Garry W. Rogerson	81,000		12,000	9,000	—	12,000	—	114,000
Lawrence Tomlinson	73,000		39,000	—	—	12,000	—	124,000
Sandeep Vij	65,000		—	10,000	6,000	12,000	60,000	141,000
Former Director
Charles W. Cantoni	28,500	(3)	6,000	—	1,000	—	—	35,500

(1)          Includes the annual retainer, where applicable, as well as per meeting fees. For Mr. Tomlinson, this includes his retainer as Chairperson of the Audit Committee.

(2)          Includes pro rated amount for service as a director after joining in March 2008.

(3)          Includes pro rated amount for service as a director before retiring in March 2008.

The chart below summarizes the amounts earned by non-employee directors for service (including both Board and, where applicable, committee service) during fiscal 2008:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)		Option Awards ($)(1)(2)		Total ($)
John H. Hart	84,000	33,071		81,038		198,109
Susan James	39,500	9,795		26,847		76,142
Clifford Press	34,500	9,795		26,847		71,142
Garry W. Rogerson	114,000	33,071		50,318		197,389
Lawrence Tomlinson	124,000	33,071		50,318		207,389
Sandeep Vij	141,000	33,071		50,318		224,389
Former Director
Charles W. Cantoni	35,500	23,276	(4)	—	(5)	58,776

(1)         These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate expense recognized by the Company for financial statement reporting purposes in fiscal year 2008, in accordance with FAS 123(R), for restricted stock units and stock options which were granted in fiscal year 2008 and prior to fiscal year 2008 under the Company’s Director Stock Plan. The assumptions used to calculate the value of these stock units and stock options are set forth in Note 12. “Employee Stock Option and Benefit Plans” of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended September 27, 2008.

(2)         The directors’ aggregate holdings of restricted stock units as of the end of fiscal year 2008 were as follows (the vesting for which is 100% on March 29, 2009 for 2,000 shares (for Dr. Rogerson and Messrs. Hart, Tomlinson and Vij) and 100% on March 11, 2010 for 2,000 shares to the extent such individual is a member of the Board at such time):

John H. Hart	4,000 shares
Susan James	2,000 shares
Clifford Press	2,000 shares
Garry W. Rogerson	4,000 shares
Lawrence Tomlinson	4,000 shares
Sandeep Vij	4,000 shares

(3)         The directors’ aggregate holdings of stock option awards (both vested and unvested) as of the end of fiscal year 2008 were as follows:

John H. Hart	52,500 shares
Susan James	24,000 shares
Clifford Press	24,000 shares
Garry W. Rogerson	53,000 shares
Lawrence Tomlinson	44,800 shares
Sandeep Vij	54,000 shares

(4)         Mr. Cantoni did not receive a restricted stock unit grant in fiscal 2008, and his 5,000 share RSU grant and an option grant for 5,000 shares expired unexercised following his retirement.

(5)         This director had options for which the expense was accelerated in fiscal 2006 as provided under FAS123(R) and the Director Option Plan pursuant to which he was eligible to retire. At retirement, the options fully vested. All expense related to the options was recognized prior to fiscal 2007.

Name	Restricted Stock Units Granted in Fiscal 2008 (#)	Stock Options Granted in Fiscal 2008 (# shares)
John H. Hart	2,000	6,000
Susan James	2,000	24,000
Clifford Press	2,000	24,000
Garry W. Rogerson	2,000	6,000
Lawrence Tomlinson	2,000	6,000
Sandeep Vij	2,000	6,000

Our 1998 Directors’ Stock Plan was adopted by the Board of Directors on November 24, 1998 and was approved by the stockholders on March 17, 1999. The 1998 Directors’ Stock Plan was amended on March 23, 2003, and was further amended on March 30, 2006, when the 1998 Directors’ Stock Plan was renamed the 1998 Director Stock Plan (the “1998 Director Plan”). As of September 30, 2007, 150,000 shares were reserved for issuance thereunder. Under the terms of the 1998 Director Plan, the number of shares reserved for issuance thereunder is increased each year by the number of shares necessary to restore the total number of shares reserved to 150,000 shares.

As of September 27, 2008, the 1998 Director Plan provided for the automatic and non-discretionary grant of a non-statutory stock option to purchase 24,000 shares of the Company’s common stock to each non-employee director on the date on which such person becomes a director. Thereafter, each non-employee director will be automatically granted a non-statutory stock option to purchase 6,000 shares of common stock on the date of and immediately following each Annual Meeting of Stockholders at which such non-employee director is reelected to serve on the Board of Directors, if, on such date, he or she has served on the Board of Directors for at least three months. Such plan provides that the exercise price must be equal to the fair market value of the common stock on the date of grant of the options.

Additionally, as of September 27, 2008, the 1998 Director Plan provides for the automatic and non-discretionary grant of 2,000 shares of restricted stock units (“RSUs”) to each non-employee director on the date on which such person becomes a director. Thereafter, each non-employee director will be automatically granted 2,000 shares of RSUs on the date of and immediately following each Annual Meeting of Stockholders at which such non-employee director is reelected to serve on the Board of Directors, if, on such date, he or she has served on the Board of Directors for at least three months.

The 1998 Director Plan provides that with respect to any options held by a director who retires after at least eight years of service on the Board, such director will fully vest in and have the right to exercise his or her option as to both vested and unvested shares as of such date. The option will remain exercisable for the lesser of (i) two (2) years following the date of such director’s retirement or (ii) the expiration of the option’s original term.

As of September 27, 2008, 188,700 shares had been issued on exercise under the 1998 Director Plan. There were no options exercised by non-employee directors during fiscal 2008.

Vote Required

Every stockholder voting for the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled.  Alternatively, a stockholder may distribute his or her votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than seven (7) candidates.  However, no stockholder will be entitled to cumulate votes for a candidate unless (i) such candidate’s name has been properly placed in nomination for election at the Annual Meeting prior to the voting and (ii) the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes.  If cumulative voting occurs at the meeting and you do not specify how to distribute your votes, your proxy holders (the individuals named on your proxy card) will cumulate votes in such a manner as will ensure the election of as many of the nominees listed above as possible, and the specific nominees to be voted for will be determined by the proxy holders.

If a quorum is present, the seven (7) nominees receiving the highest number of votes will be elected to the Board of Directors.  See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SEVEN NOMINEES PRESENTED HEREIN.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending October 3, 2009, and recommends that stockholders vote for ratification of such appointment.  Deloitte & Touche LLP has audited our financial statements since the fiscal year ended September 25, 1976.  Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Coherent and its stockholders.  If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.  The Audit Committee selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ended September 27, 2008, which was ratified by our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so.  The representatives of Deloitte & Touche LLP are also expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for services Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) provided during fiscal years 2008 and 2007:

	2008	2007
Audit fees (1)	$4,753,342	$3,271,370
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	34,300	2,000
Total	$4,787,642	$3,273,370

(1)         Represents fees for professional services provided in connection with the integrated audit of our annual financial statements and internal control over financial reporting and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings. Includes approximately $1,885,000 and $980,000 incurred during fiscal 2008 and 2007, respectively, for additional services related primarily to the restatement of our consolidated financial statements for the fiscal years 1995 through 2005.

(2)         Represents the annual subscription for access to the Deloitte Accounting Research Tool, which is a searchable on-line accounting database ($2,000) and for fiscal 2008, project assistance.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has determined that the provision of non-audit services by Deloitte is compatible with maintaining Deloitte’s independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte. In other cases, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve certain additional services, and such pre-approvals are communicated to the full Committee at its next meeting. During fiscal year 2008, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

The affirmative vote of a majority of the votes cast will be required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2009.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 3, 2009.

PROPOSAL THREE

APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve the amendment and restatement of the Employee Stock Purchase Plan (the “Purchase Plan”).  The Purchase Plan was initially adopted in 1980 and has been amended in 1983, 1989, 1993 and 1999 to increase the number of shares reserved for issuance thereunder (the “Existing Plan”).  The Board has determined that it is in the best interests of the Company and its stockholders to amend and restate the Purchase Plan: (i) to authorize additional shares of our common stock for purchase under the Purchase Plan and (ii) to make certain administrative changes to be consistent with best drafting practices.  The Board has authorized an increase to the number of shares reserved for issuance thereunder by an additional 600,000 shares to an aggregate of 6,925,000 shares of our common stock reserved for purchase under the Purchase Plan, subject to stockholder approval. As of December 31, 2008, only 70,324 shares remained available for issuance under the Existing Plan.  The Board expects that with the 600,000 share increase, the number of shares reserved for issuance under the Purchase Plan will be sufficient to operate the plan between two to three years without having to request additional shares.  The Board will periodically review actual share consumption under the Purchase Plan and may make an additional request for shares under the Purchase Plan earlier or later than this period as needed.  If the stockholders approve the Purchase Plan, it will replace the version of the Existing Plan.  If stockholders do not approve the amended and restated Purchase Plan, we will continue to use the current version of the Existing Plan.

Vote Required; Recommendation of Board of Directors

If a quorum is present, the affirmative vote of a majority of the votes cast will be required to approve the amendment and restatement of the Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN AND THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PURCHASE PLAN.

Description of the Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation.  The summary is qualified in its entirety by reference to the Purchase Plan as set forth in Appendix A.

General

The Purchase Plan was adopted by the Compensation Committee of the Board in January 2009, subject to stockholder approval at the Annual Meeting.  The purpose of the Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase shares of our common stock through payroll deductions.

Administration

The Board or a committee appointed by the Board (in either case, the “Administrator”) administers the Purchase Plan.  The administration, interpretation or application of the Purchase Plan by the Administrator will be final, conclusive and binding upon all participants.  Members of Board or its committee who are employees may participate in the Purchase Plan.

Eligibility

Each of our employees or the employees of our subsidiaries who is customarily employed with us or one of our subsidiaries for at least twenty hours per week is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan to the extent that (i) immediately after the grant, such employee would own 5% or more of the total combined voting power or value of the Company or (ii)  his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year.

Offering Period

The Purchase Plan is implemented through two offering periods during each fiscal year, each of six months duration, commencing on or about May 1 and November 1 of each year.  To participate in the Purchase Plan, an eligible employee must complete a subscription agreement provided by the Company authorizing payroll deductions and filing it with the Company’s payroll office prior to the applicable offering date.  Payroll deductions may not exceed 10% of a participant’s base pay which he or she received on a given payday nor be less than a $10 deduction per payday.  At the beginning of each six month offering period, each participant automatically is granted an option to purchase shares of our common stock through such participant’s accumulated payroll deductions.  Unless a participant withdraws from the Purchase Plan, the option will be automatically exercised at the end of the offering period, and the maximum number of full shares will be purchased at the applicable amount of the accumulated payroll deductions in his or her account.

Purchase Price

Shares of our common stock may be purchased under the Purchase Plan at a purchase price equal to 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period, or (ii) the last day of the offering period.  The fair market value of our Common Stock on any relevant date will be determined by the Board in good faith.

Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions throughout each offering period.  The payroll deductions made by a participant will be credited to his or her account under the Purchase Plan.  A participant may not make any additional payments into such account.  The maximum number of full shares of our common stock that a participant may purchase in each offering period will be determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price.

A participant may lower but not increase the rate of his or her payroll deductions during an offering period by filing a new subscription agreement.  The change in rate will be effective within 15 days following the Company’s receipt of the new authorization.

Withdrawal

During the offering period, a participant may discontinue all, but not less than all, of the payroll deductions credited to his or her account at any time prior to the end of an applicable offering period by giving written notice to the Company.  All the participant’s payroll deductions credited to his or her account will be paid promptly after receipt of withdrawal and the option will terminated, and no further payroll deductions will be made during the applicable offering period.

In the event an employee fails to remain continuously employed by the Company or any subsidiary for at least 20 hours per week during a given offering period, he or she will be deemed to have elected to withdraw from the Purchase Plan and the payroll deductions credited to his or her account will be returned and the option terminated.

Termination of Employment

Upon termination of a participant’s employment prior to the end of an offering period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Purchase Plan and the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and such participant’s option will automatically be terminated.

Changes in Capitalization

If any option under the Purchase Plan is exercised after any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or the like, occurring after such option was granted that reduces, increases or otherwise changes the shares outstanding immediately prior to such event, then the number of shares to which such option shall be applicable and the option price for such shares shall be appropriately adjusted by the Company.

Amendment and Termination of the Plan

The Board may at any time terminate or amend the Purchase Plan, provided that certain amendments may require stockholder approval.  No such termination can affect options previously granted, nor may any amendment make any change in any option previously granted which adversely affects the rights of any participant.

Participation in Plan Benefits

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions.  Accordingly, future purchases under the Purchase Plan are not determinable.  Non-employee directors are not eligible to participate in the Purchase Plan.  No purchases have been made under the amended and restated Purchase Plan since its adoption by the Board in January 2009.  For illustrative purposes, the following table sets forth (i) the number of shares of our Common Stock that were purchased during the last fiscal year under the Existing Plan, (ii) the average price per share paid for such shares, and (iii) the fair market value at the date of purchase.

Name of Individual or Group	Number of Shares Purchased	Average Per Share Purchase Price ($)	Fair Market Value at Date of Purchase ($)
John R. Ambroseo	879	21.505	25.30
Helene Simonet	879	21.505	25.30
Bret DiMarco	879	21.505	25.30
Luis Spinelli	775	21.505	25.30
Ron Victor	—	—	—
All executive officers, as a group	3,412	21.505	25.30
All directors who are not executive officers, as a group	—	—	—
All employees who are not executive officers as a group	150,800	21.505	25.30

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the “Code”).  Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of.  Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period.  If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price and (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.  Any additional gain will be treated as long-term capital gain.  If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price.  Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.  The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND US UNDER THE PURCHASE PLAN.  IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PROPOSAL FOUR

APPROVAL OF THE AMENDED AND RESTATED 2001 STOCK PLAN

We are asking stockholders to approve an amendment and restatement of the 2001 Stock Plan (the “Stock Plan”).  The Stock Plan was adopted by the Board of Directors in November 2001 and approved by stockholders at the 2002 Annual Meeting.  The Stock Plan was initially amended and restated on March 25, 2004 and further amended February 22, 2008.  The Board has adopted this most recent amendment and restatement of the Stock Plan.  If the stockholders approve this Stock Plan, it will replace the version of the Stock Plan approved by stockholders at our 2008 Annual Meeting.  If stockholders do not approve the amended and restated Stock Plan, we will continue to use the version of the Stock Plan approved by stockholders at the 2008 Annual Meeting.

The Stock Plan is structured to allow the Board of Directors to create equity incentives in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company’s business.  The Company believes that linking compensation to corporate performance motivates employees and consultants to improve stockholder value.  The Company has, therefore, consistently included equity incentives as a significant component of compensation for its employees and consultants.  With the demand for highly skilled employees and consultants at an all time high, especially in the technology industries, management believes it is critical to the Company’s success to maintain competitive compensation programs.  The Board believes that the approval of the Stock Plan would be in the best interests of the Company and its stockholders.

Summary of Material Changes Made in the Stock Plan

Below is a summary of some of the material differences between the amended and restated Stock Plan and the Existing Plan.  This summary is qualified in its entirety by reference to the Stock Plan itself set forth in Appendix B.

•                  The Stock Plan has been drafted to include limitations to the number of shares that may be granted in a given fiscal year though individual equity incentives.  Additionally, specific performance criteria have been added to the Stock Plan so that the Administrator (as defined herein) may establish performance objectives upon achievement of which certain awards will vest or be issued, which in turn will allow the Company to receive income tax deductions under Section 162(m) of the Code.

•                  The Stock Plan has been revised to provide that a stock appreciation right (“SAR”) may not have an exercise price below 100% of the fair market value of the underlying shares on the grant date.  Further, the exercise price for the shares to be issued pursuant to a SAR that has already been granted may not be changed without the consent of our stockholders.  This prohibition includes, without limitation, a repricing of the SAR as well as a SAR exchange program whereby a participant agrees to cancel an existing SAR in exchange for a stock option, a SAR or other equity awards granted under the Stock Plan.

Required Vote

If a quorum is present, the affirmative vote of a majority of the votes cast will be required to approve the amendment to the Stock Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY’S AMENDED AND RESTATED 2001 STOCK PLAN

The following is a summary of the material features of the Stock Plan and its operation.  This summary is qualified in its entirety by reference to the Stock Plan itself set forth in Appendix B.

Summary of the 2001 Stock Plan

General.  The Stock Plan provides for the grant of equity awards to employees (including officers) and consultants.  Options granted under the Stock Plan may either be “incentive stock options” as defined in Section 422 of the Code, or nonstatutory stock options, as determined by the Board.

Purpose.  The general purposes of the Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company’s business.

Administration.  The Stock Plan will be administered by the Board or a committee (“Committee”) designated by the Board (in either case, the “Administrator”).

Eligibility.  The Stock Plan provides that nonstatutory stock options, restricted stock, performance shares, performance units, SARs and deferred stock units may be granted to employees (including officers) and consultants of the Company and any parent or subsidiary.  Incentive stock options may be granted only to employees.  The Administrator will determine which eligible persons will be granted awards.

Shares Available under the Stock Plan.  A total maximum aggregate of 6,300,000 of our shares are available for issuance under the Stock Plan; provided, however, that in no event will more than 30% of the shares issuable under the Stock Plan be granted pursuant to awards with an exercise price or purchase price that is less than 100% of the fair market value on the date of grant.  As of December 31, 2008, 2,640,897 shares were subject to outstanding awards under the Stock Plan and 2,604,947 shares remained available for any new options to be granted in the future.

If an award expires or becomes exercisable without being exercised in full, or, with respect to restricted stock, performance shares, performance units or deferred stock units, is forfeited back to or repurchased by the Company, the unpurchased shares (or forfeited or repurchased shares) which were subject to awards will become available for future grant under the Stock Plan (unless the Stock Plan has terminated).  With respect to SARs, only shares actually issued pursuant to a SAR will cease to be available under the Stock Plan.  Shares actually issued under the Stock Plan will not be returned to the Stock Plan, except that if restricted stock, performance shares, performance units or deferred stock units are repurchased by the Company at their original price or forfeited to the Company, such shares will become available for future grant under the Stock Plan.  To the extent that an award under the Stock Plan is paid out in cash, rather than shares, such cash payment will not result in reduction of the shares available for issuance under the Stock Plan.

Prohibition on Repricings and Option or SAR Exchanges.  The exercise price for the shares to be issued pursuant to an option or SAR that has already been granted may not be changed without the consent of our stockholders.  This prohibition includes, without limitation, a repricing of the option or SAR as well as an option or SAR exchange program whereby the holder of such award agrees to cancel his or her existing option or SAR in exchange for an option, SAR or other award to be granted in the future with an exercise price equal to the fair market value of the shares subject to such award on the date of grant.

Grant Limitation.  The Stock Plan provides that no employee or consultant will be granted options and SARs to purchase more than 500,000 shares in any fiscal year of the Company, except that a participant may also be granted options and SARs covering up to an additional 500,000 shares in connection with his or her initial service.

Option Exercise Price.  The exercise price of options granted under the Stock Plan is determined by the Administrator and must not be less than 100% of the fair market value of the Company’s common stock (“Common Stock”) at the time of grant.  Options granted under the Stock Plan expire as determined by the Administrator, but in no event later than 10 years from date of grant.  No option may be exercised by any person after its expiration.  Incentive stock options granted to stockholders owning more than 10% of the voting stock of the Company must have an exercise price per share no less than 110% of the fair market value at the time of grant and the term of such option may be no more than 5 years from the date of grant.  The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

Exercise of Options.  Options become exercisable at such times as are determined by the Administrator and are set forth in the individual option agreements.  Generally, options granted to newly hired and existing employees vest as to 33% per year over a three year period.  An option is exercised by giving written notice to the Company specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price.  The method of payment of the exercise price for the shares purchased upon exercise of an option will be determined by the Administrator.  The Stock Plan permits payment to be made by cash, check, other shares of Common Stock (with some restrictions), broker-assisted cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof.

Exercise Price and Other Terms of Stock Appreciation Rights.  The Administrator, subject to the provisions of the Stock Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Stock Plan; provided that no SAR may have a term of more than 10 years from the date of grant and that the exercise price of a SAR may not have an exercise price below 100% of the fair market value of the Common Stock on the grant date.  No SAR can be exercised by any person after its expiration.

Payment of Stock Appreciation Right Amount.  Upon exercise of a SAR, the holder of the SAR will be entitled to receive payment from us in an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of shares with respect to which the SAR is exercised.

Payment upon Exercise of Stock Appreciation Right.  At the discretion of the Administrator, payment to the holder of a SAR may be in cash, shares of our Common Stock or a combination thereof.  In the event that payment to the holder of a SAR is settled in cash, the shares available for issuance under the Stock Plan may not be diminished as a result of the settlement.

Stock Appreciation Right Agreement.  Each SAR grant is required to be evidenced by an agreement that is required to specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

Buyout of Options and SARs.  The Administrator may at any time offer to buy out for a payment in cash or shares of our Common Stock an option or a SAR previously granted based on such terms and conditions as the Administrator may establish and communicate to the holder of the option or SAR at the time that such offer is made.

Termination of Employment.  The Stock Plan gives the Administrator the authority to vary the terms of the individual option and SAR agreements.  However, generally, if a participant ceases to be an employee or consultant for any reason other than death or disability, then the participant will generally have the right to exercise his or her outstanding options for 90 days, or SARs for 3 months, after the date of termination, but only to the extent that the participant was entitled to exercise such option or SAR at the date of such termination.  If such termination is due to death or disability, the participant (or the participant’s legal representative) will have the right to exercise an existing unexercised option or SAR at any time within 12 months following the termination date, but only to the extent that the participant was entitled to exercise such option or SAR at the date of such termination.  In no event will an option or SAR be exercisable beyond its term.

Grant of Restricted Stock.  Restricted stock awards may be granted to our employees (including officers) or consultants, at any time and from time to time as may be determined by the Administrator, in its sole discretion.  The Administrator will have complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant or vesting of restricted stock.  Restricted stock will be granted in the form of units/rights to acquire shares of our Common Stock.  Each such unit/right will be the equivalent of one share of Common Stock for purposes of determining the number of shares subject to an award.  Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder exist with respect to the units/rights to acquire shares.

Restricted Stock Award Agreement.  Each restricted stock grant is required be evidenced by an agreement that is required to specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, will determine; provided, however, that if the restricted stock grant has a purchase price, such purchase price must be paid no more than 10 years following the date of grant.

Grant of Performance Shares.  Performance shares may be granted to our employees or consultants at any time and from time to time as may be determined by the Administrator, in its sole discretion.  The Administrator will have complete discretion to determine (i) the number of shares of our Common Stock subject to a performance share award granted to any employee or consultant and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of performance shares.  Performance shares will be granted in the form of units/rights to acquire shares of our Common Stock.  Each such unit/right will be the equivalent of one share of Common Stock for purposes of determining the number of shares subject to a performance share award.

Performance Share Award Agreement.  Each performance share grant is required be evidenced by an agreement that is required to specify such other terms and conditions as the Administrator, in its sole discretion, may determine.

Restricted Stock and Performance Share Limitations.  No participant will be granted, in any fiscal year of the Company, more than 500,000 shares in the aggregate of the following: (i) restricted stock or (ii) performance shares; provided, however, that such limit will be 500,000 shares in connection with a participant’s initial service.

Grant of Performance Units.  Performance units are similar to performance shares, except that they must be settled in a cash equivalent to the fair market value of the underlying shares of our Common Stock, determined as of the vesting date.  The shares available for issuance under the Stock Plan may not be diminished as a result of the settlement of a performance unit.

Performance Unit Award Agreement.  Each performance unit grant is required be evidenced by an agreement that is required specify such terms and conditions as the Administrator, in its sole discretion, may determine.

Performance Unit Limitation.  No participant will receive performance units, in any fiscal year of the Company, with respect to more than 500,000 shares, provided, however, that such limit will be 500,000 in connection with the participant’s initial service.

Deferred Stock Units.  Deferred stock units will consist of a restricted stock, performance share or performance unit award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

Code Section 162(m) Performance Restrictions.  For purposes of qualifying grants of restricted stock, performance shares or performance units as “performance-based compensation” under Code Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of performance goals.  The performance goals will be set by the Administrator on or before the latest date permissible to enable the award grants to qualify as “performance-based compensation” under Section 162(m) of the Code.  In granting awards which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the award under Section 162(m) of the Code (e.g., in determining the performance goals).

Performance Goals.  The granting and/or the vesting of awards of options, restricted stock, performance shares and performance units may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin or as a percentage of revenue, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (vi) earnings per share, (viii) stock price, (ix) return on equity, (x) total stockholder return, (xi) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xii) return on capital, (xiii) return on assets or net assets, (xiv) return on investment, (xv) economic value added, (xvi) operating profit or net operating profit, (xvii) operating margin, (xix) market share, (xx) contract awards or backlog, (xxi) overhead or other expense reduction, (xxii) credit rating, (xxvi) objective customer indicators, (xxvii) new product invention or innovation, (xxviii) attainment of research and development milestones, (xxix) improvements in productivity, (xxx) attainment of objective operating goals, and (xxxi) objective employee metrics.  The objective performance criteria may be applied to either the Company as a whole, or except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles

Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an award granted under the Stock Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient.  If the Administrator makes an award granted under the Stock Plan transferable, such award will contain such additional terms and conditions as the Administrator deems appropriate.

Leaves of Absence.  Unless the Administrator provides otherwise or as otherwise required by applicable laws, vesting of awards granted under the Stock Plan will cease commencing on the first day of any unpaid leave of absence and will only recommence upon return to active service.

Adjustments upon Change in Capitalization.  The number of shares covered by each outstanding award, the shares issuable under the Stock Plan, and price per share of Common Stock covered by each outstanding award and the Code Section 162(m) annual share limits will be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a change in the Company’s capitalization, such as a stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration.

Adjustments upon Liquidation or Dissolution.  In the event of a liquidation or dissolution, the Administrator is required to notify each participant as soon as practicable prior to the effective date of such proposed transaction.  The Administrator in its discretion may provide that each participant will have the right to exercise all of his or her options or SARs, including those not otherwise exercisable, until the date 10 days prior to the consummation of the liquidation or dissolution.  In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any award will lapse 100% and that any award vesting will accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent that an award has not been previously exercised (with respect to options and SARs) or vested (with respect to other awards), an award will terminate immediately prior to the consummation of a proposed liquidation or dissolution.

Transfer of Control.

Options and SARs.  In the event of a merger with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option or SAR may be assumed or an equivalent option or SAR substituted by the successor corporation or any parent or subsidiary of the successor corporation.  If such options or SARs are not assumed, the participant will be notified that the option or SAR will be fully exercisable for 15 days from the date of such notice, and the option or SAR will terminate upon the expiration of such period.

Restricted Stock, Performance Shares, Performance Units and Deferred Stock Units.  In the event of a merger with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding restricted stock, performance share, performance unit and deferred stock unit award may be assumed or an equivalent restricted stock, performance share, performance unit and deferred stock unit award substituted by the successor corporation or any parent or subsidiary of the successor corporation.  If such restricted stock, performance share, performance unit and deferred stock unit award are not assumed, the participant will fully vest in such awards including as to shares of Common Stock (or with respect to performance units, the cash equivalent thereof) which would not otherwise be vested.

Amendment or Termination of the Stock Plan.  The Administrator may amend, alter, suspend or terminate the Stock Plan or any part thereof from time to time, except that stockholder approval will be required for any amendment to the Stock Plan to the extent required by any applicable laws.  No amendment, alteration, suspension or termination of the Stock Plan may impair the rights of any participant without their written consent.  In any event, the Stock Plan will terminate 10 years from its original adoption by the Board.

Number of Awards Granted to Employees and Consultants

Subject to the annual numerical limits, the number of awards that an employee or consultant may receive under the Stock Plan is determined at the discretion of the Administrator and therefore cannot be determined in advance.  The following table sets forth (i) the aggregate number of shares of common stock subject to options and SARs granted under the Existing Plan during fiscal year 2008, (ii) the average per share exercise price of such options and (iii) the aggregate number of shares granted subject to restricted stock, performance shares, performance units and deferred stock units.

Name of Individual or Group	Number of Options and SARs Granted	Average Per Share Exercise Price	Shares of Restricted Stock, Performance Shares, Performance Units and DSUs Granted
John Ambroseo	250,000	$32.95	45,000
Helene Simonet	100,000	$32.95	25,000
Bret DiMarco	50,000	$32.95	20,000
Luis Spinelli	15,000	$32.95	10,000
Ronald Victor	—	—	—
All executive officers, as a group	415,000	$32.95	100,000
All directors who are not executive officers, as a group	72,000	$27.93	12,000
All employees who are not executive officers, as a group	364,500	$32.8919	150,150

Federal Income Tax Information

Nonstatutory Stock Options.  No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant.  Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option.  Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company.  Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.  No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options).  If the participant exercises the option and then later sells or otherwise disposes of the shares more than 2 years after the grant date and more than 1 year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss.  If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the 2 or 1 year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant.  Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received.  Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Performance Units and Performance Shares.  A participant generally will not have taxable income at the time an Award of restricted stock, performance shares or performance units are granted.  Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture.  However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for the Company.  The Company generally will be entitled to a tax deduction in connection with an award under the Stock Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option).  Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its 4 most highly compensated executive officers.  Under Code Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.  However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met.  These conditions include stockholder approval of the Stock Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid.  The Stock Plan has been designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards.

Section 409A.  Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements.  These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation.  Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death).  Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred.  For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Stock Plan with a deferral feature will be subject to the requirements of Section 409A.  If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received.  Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.  In addition, certain states such as California have adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE STOCK PLAN AND DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE.  IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of September 30, 2008, certain information with respect to the beneficial ownership of common stock by (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all executive officers and directors as a group, based on information available to the Company as of filing this proxy statement. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control. Unless otherwise indicated, the address of each stockholder in the table below is c/o Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054.

Name and Address	Number of Shares	Percent of Total (1)

Oliver Press Partners, LLC (2) 152 West 57th Street New York, New York 10019	2,581,097	10.67%
Dimensional Fund Advisors (2) 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401	2,066,651	8.54%
Eagle Asset Management, Inc.(2) 880 Carillon Parkway St. Petersburg, FL 33716	1,905,149	7.88%
Wells Fargo Capital Management (2) 525 Market Street, 10th Floor San Francisco, CA 94105	1,293,061	5.35%
John R. Ambroseo, PhD (3)	911,005	3.64%
Helene Simonet (4)	303,618	*
Luis Spinelli (5)	72,402	*
Bret M. DiMarco (6)	35,607	*
Ronald A. Victor (7)	47,585	*
John H. Hart (8)	51,000	*
Susan James (9)	—	*
Clifford Press (10)	2,581,097	10.67%
Garry W. Rogerson, PhD (11)	48,000	*
Lawrence Tomlinson (12)	42,000	*
Sandeep Vij (13)	51,600	*
All directors and executive officers as a group (11 persons)(14)	4,143,914	16.21%

*	Represents less than 1%.
(1)

Based upon 24,191,115 shares of Coherent common stock outstanding as of September 30, 2008. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Coherent common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of September 30, 2008 and all shares of restricted stock which are vested on September 30, 2008, are deemed outstanding. For Dr. Ambroseo, Ms. Simonet, Messrs. Spinelli, Victor and DiMarco, no shares of performance-based restricted stock or restricted stock units are included. In addition, such shares, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)

Based on the most recent Schedule 13D (or amendments thereto) filed by such person with the SEC prior to the date of filing this proxy statement and a review of a shareholder listing report provided by a third party provider. For Oliver Press Partners, LLC, the Company notes that the 13 D/A filed by Oliver Press Partners, LLC on January 10, 2008 was a joint filing and included shares held by the individuals and entities set forth in the filing. See also footnote 10 below.

(3)	Includes 849,500 shares issuable upon exercise of options held by Dr. Ambroseo which were exercisable or would become exercisable within 60 days of September 30, 2008.
(4)	Includes 290,000 shares issuable upon exercise of options held by Ms. Simonet which were currently exercisable or would become exercisable within 60 days of September 30, 2008.
(5)	Includes 69,500 shares issuable upon exercise of options held by Mr. Spinelli which were exercisable or would become exercisable within 60 days of September 30, 2008.
(6)	Includes 35,000 shares issuable upon exercise of options held by Mr. DiMarco which were exercisable or would become exercisable within 60 days of September 30, 2008.
(7)	Includes 41,000 shares issuable upon exercise of options held by Mr. Victor which were exercisable or would become exercisable within 60 days of September 30, 2008.
(8)	Includes 46,500 shares issuable upon exercise of options held by Mr. Hart which were exercisable or would become exercisable within 60 days of September 30, 2008.
(9)	Ms. James was elected to the Board of Directors in March 2008 and, accordingly, has no options which were exercisable or would become exercisable within 60 days of September 30, 2008.
(10)

Mr. Press was elected to the Board of Directors in March 2008 and, accordingly, has no options which were exercisable or would become exercisable within 60 days of September 30, 2008. Mr. Press is also a (i) Managing Member of Oliver Press Investors, LLC, a Delaware limited liability company and the general partner of each of Davenport Partners, L.P., a Delaware limited partnership (“Davenport”), JE Partners, a Bermuda partnership (“JE”), and Oliver Press Master Fund LP, a Cayman limited partnership (“Master Fund”; and, together with Davenport and JE, the “Partnerships”), and (ii) Managing Member of Oliver Press Partners, LLC, a Delaware limited liability company and the investment advisor to each of the Partnerships. The Partnerships own the securities reflected herein, all of which are subject to the shared voting and investment authority of Mr. Press, among others. Mr. Press’ interest in the securities reflected herein is limited to the extent of his pecuniary interest in the Partnerships, if any and he disclaims beneficial ownership thereof.

(11)	Includes 47,000 shares issuable upon exercise of options held by Dr. Rogerson which were exercisable or would become exercisable within 60 days of September 30, 2008.
(12)	Includes 38,800 shares issuable upon exercise of options held by Mr. Tomlinson which were exercisable or would become exercisable within 60 days of September 30, 2008.
(13)	Includes 48,000 shares issuable upon exercise of options held by Mr. Vij which were exercisable or would become exercisable within 60 days of September 30, 2008.
(14)	Includes an aggregate of 1,465,300 options which were exercisable or would become exercisable within 60 days of September 30, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, and on written representations from certain reporting persons that no other reports were required for such persons, we believe that, during fiscal 2008, our officers, directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements, except that Oliver Press Partners LLC filed its Form 3 in August 2008 and it was originally due in March 2008.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

The name, age, position and a brief account of the business experience of our chief executive officer and each of our other executive officers as of January 5, 2008 are set forth below:

Name	Age	Office Held

John R. Ambroseo, PhD	47	President and Chief Executive Officer

Helene Simonet	56	Executive Vice President and Chief Financial Officer

Luis Spinelli	61	Executive Vice President and Chief Technology Officer

Bret M. DiMarco	40	Executive Vice President, General Counsel and Corporate Secretary

Please see “Directors” above for Dr. Ambroseo’s biographical information.

Helene Simonet.  Ms. Simonet has served as our Executive Vice President and Chief Financial Officer since April 2002. Ms. Simonet served as Vice President of Finance of our former Medical Group and Vice President of Finance, Photonics Division from December 1999 to April 2002. Prior to joining Coherent, she spent over twenty years in senior finance positions at Raychem Corporation’s Division and Corporate organizations, including Vice President of Finance of the Raynet Corporation. Ms. Simonet has both Master’s and Bachelor degrees from the University of Leuven, Belgium.

Luis Spinelli.  Mr. Spinelli has served as our Executive Vice President and Chief Technology Officer since February 2004. Mr. Spinelli joined the Company in May 1985 and has since held various engineering and managerial positions, including Vice President, Advanced Research from April 2000 to September 2002 and Vice President, Corporate Research from September 2002 to February 2004. Mr. Spinelli has led the Advanced Research Unit from its inception in 1998, whose charter is to identify and evaluate new and emerging technologies of interest for us across a range of disciplines in the laser field. Mr. Spinelli holds a degree in Electrical Engineering from the University of Buenos Aires, Argentina with post-graduate work at the Massachusetts Institute of Technology.

Bret M. DiMarco.  Mr. DiMarco has served as our Executive Vice President and General Counsel since June 2006 and our Corporate Secretary since February 2007. From February 2003 until May 2006, Mr. DiMarco was a member and from October 1995 until January 2003 was an associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm. Mr. DiMarco received a Bachelor degree from the University of California at Irvine and a Juris Doctorate degree from the Law Center at the University of Southern California. He is also an adjunct professor of law at the University of California Hastings College of the Law, teaching corporate law and mergers & acquisitions.

Compensation Discussion and Analysis

Our Executive Compensation Philosophy

Our executive compensation programs are designed to provide strong alignment between executive pay and performance and to focus executives on making policies and decisions that enhance Coherent’s stockholder value over time. As we explain further below, the Compensation and H.R. Committee is highly focused on having a significant portion of our executive officers’ compensation tied to achieving certain performance goals. Accordingly, our objectives are to:

•	Ensure that the executive team has clear goals and accountability with respect to our financial performance;

•

Attract, motivate and retain talented executives who are responsible for the success of our company by maintaining a total compensation program that is competitive with the prevailing practices in our industry;

•	Provide market levels of pay for meeting target performance expectations, with above market pay for performance above target and below market pay for performance below target;

•	Be mindful in our design of an executive compensation structure of both our historical practices, as well as the evolving practices in our industry as well as the broader high technology industry;

•	Promote our culture of integrity by properly rewarding appropriate risk taking, while not promoting excessive risk taking;

•	Benchmark pay practices including and beyond the photonics industry to recognize that we face competitors ranging from smaller to larger enterprises in the broader high technology market; and

•	Prudently utilize discretion to make awards that differ from the defined pay structure, as warranted, to recognize exceptional circumstances and performance.

Throughout this Proxy Statement, our chief executive officer and chief financial officer during fiscal 2008, as well as the other individuals who are included in the Fiscal 2008 Summary Compensation Table, are referred to as our “Named Executive Officers.”

Compensation and H.R. Committee Operations and Decision Making

The committee held ten (10) meetings in fiscal 2008. Typically, the committee has considered Named Executive Officer base salary and other compensation during March or April of each fiscal year, but beginning in fiscal 2009, will be reviewing such compensation during the first fiscal quarter.

Role and Authority of Our Compensation and H.R. Committee

During fiscal 2008, the Compensation and H.R. Committee of the Board of Directors consisted of Messrs. Hart (Chair) and Vij and Dr. Rogerson. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “1934 Act”), (iii) an “outside director” under Section 162(m) of the Code and (iv) an “independent outside director” as that term is defined by RiskMetrics Group, formerly Institutional Shareholder Services.

The Compensation and H.R. Committee is responsible for ensuring that our executive compensation programs are effectively designed, implemented and administered. In particular, the committee reviews the corporate goals and objectives and approves the compensation for our Named Executive Officers. The compensation includes base salary and incentive non-equity and equity compensation as well as executive benefits and perquisites. The committee has sole authority delegated to it by the Board to make equity grants to our Named Executive Officers.

Our Compensation and H.R. Committee has adopted a charter, a copy of which may be found on our website at “www.coherent.com”—“Company”—“Corporate Governance.” The committee reviews its charter annually and, where appropriate, revises it accordingly.

The committee may meet with or without management present, at its discretion. The committee regularly conducts an executive session without management present. The objective of these sessions is to enable the committee to discuss compensation issues without those who will be affected by the decisions in attendance.

Role of Executive Officers in Compensation Decisions

The Compensation and H.R. Committee regularly meets with Dr. Ambroseo, our chief executive officer, to obtain recommendations with respect to the compensation programs, practices and packages for our Named Executive Officers other than Dr. Ambroseo. Additionally, Ms. Simonet, our executive vice president and chief financial officer, and Mr. DiMarco, our executive vice president and general counsel are regularly invited to meetings of the committee or otherwise asked to assist the committee. During fiscal 2008, Mr. Victor, our former executive vice president, human resources also regularly attended the committee’s meetings. The assistance of these individuals includes providing financial information and analysis for the committee and its compensation consultants, taking minutes of the meeting or providing legal advice, the development of compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise) and the business context for the committee’s decisions. Named Executive Officers will attend portions of committee meetings when requested, but will leave the meetings as appropriate when matters which will potentially affect them personally are discussed. From time to time, outside legal counsel attends committee meetings. The Compensation and H.R. Committee makes decisions regarding Dr. Ambroseo’s compensation without him present.

Role of Compensation Consultants

In fiscal 2008, the Compensation and H.R. Committee engaged Farient Advisors (“Farient”) as its compensation consultants. Farient was retained to comprehensively review and analyze our executive compensation program and to make recommendations for fiscal 2008 compensation. Farient serves at the discretion of the committee and does no other work for the Company unless it was expressly authorized by the committee. Since their retention, Farient has not done any work for the Company other than its work with the committee. The committee believes that it is critical for its compensation consultant to meet with management, especially our chief executive officer to obtain their perspectives on the context for decision-making and impact of compensation recommendations.

The Board of Directors also determined that a separate consultant was needed for Board-related compensation to avoid any perceived conflict of interest for the committee’s advisor, Farient. Mr. DiMarco, our general counsel and corporate secretary, on behalf, and at the direction, of the Board, retained Compensia, Inc. (“Compensia”) to provide a comprehensive review on compensation for membership on the Board and its committees. Following a recommendation from Compensia, during fiscal 2008, the Board determined the compensation to be paid for service on special committees, including the Special Committee and the Special Litigation Committee. Additionally, during fiscal 2008, Compensia provided recommendations to the Board with regards to its non-equity compensation, which was adopted by the Board in September, 2008 and effective in fiscal 2009.

The table below illustrates director compensation for fiscal 2009:

Position	Annual Retainer(1)
Board Member	$40,000
Board Chair	$16,000
Audit Committee Chair	$34,000
Compensation and H.R. Comm. Chair	$16,000
Governance & Nominating Comm. Chair	$10,750

Position	Annual Retainer(1)
Audit Committee member (non-Chair)	$12,500
Compensation and H.R. Committee member (non-Chair)	$8,500
Governance and Nominating Committee member (non-Chair)	$6,500

(1)                                  The annual retainer is paid quarterly in equal installments.

Additionally, Coherent participates in and maintains a subscription to the Radford Executive Compensation Survey. This survey provides benchmark data and overall practices reports to assist the Company with regards to employees generally. Such data includes executive compensation data and is presented from time to time to the committee at its request.

Pay Positioning Strategy and Benchmarking of Compensation

Coherent has striven to position the midpoint of its target compensation ranges near the 50th percentile of its peers, resulting in targeted total compensation that is competitive within our labor market for performance that meets the objectives established by the committee. An individual’s actual salary, non-equity incentive compensation opportunity and equity compensation may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance and contributions. These factors are weighed individually by the committee in its judgment, and no one factor takes precedence over others nor is any formula used in making these decisions. The chief executive officer’s review of the performance of his direct reports is carefully considered by the committee in making individual pay decisions. Actual realized pay will be higher or lower than the targeted amounts for each individual based primarily on Company performance.

In analyzing our executive compensation program relative to this target market positioning, the committee reviewed information provided by its independent compensation consultant, which includes an analysis of data from peer companies’ proxy filings with respect to similarly situated individuals at the peer companies and from multiple compensation survey sources, including a broad cross-section of technology companies of similar size to Coherent from the Radford Executive Compensation Survey and survey data provided by Salary.com. For pay decisions made in fiscal 2008, Farient recommended that the committee approve modifications to the group of peer companies for conducting compensation analyses from proxies to better reflect the Company’s size, strategy and business. For fiscal 2008, the peer companies were Adaptec Inc., Altera Corporation, Axcelis Technologies, Inc., Cirrus Logic, Inc., Cymer Inc., Cypress Semiconductor, Integrated Device Technology, FEI Company, JDS Uniphase, Lam Research, Linear Technology, Newport Corporation, Novellus Systems, Plantronics Inc., PMC-Sierra, Inc. and Trimble Navigation Limited.

The committee reviews and updates, if necessary, the peer group used for proxy analyses annually to ensure that the comparisons are meaningful. Several factors are considered in selecting the peer group, the most important of which are:

•                  Industry (primarily companies in the Electronic Equipment and Semiconductor sub-industry classifications defined by the Global Industry Classification Standard (GICS) system);

•                  Revenue level (as a proxy for complexity) (primarily companies with between $200 million and $2 billion in revenues); and

•                  Geographic location (technology markets, primarily in the Bay Area).

The committee’s perspective is that companies that meet these criteria are the most likely competitors for executive talent in our labor markets.

For fiscal 2009, Farient recommended that the committee modify the group of peer companies for conducting compensation analyses based on the factors above to better reflect the Company’s size, strategy and business. Following these recommendations, the committee removed Adaptec, Inc., Cirrus Logic, Inc., Cypress Semiconductor Corp., Lam Research Corp. and Novellus Systems, Inc. and added FLIR Systems, Inc. and GSI Group, Inc. to the peer group for fiscal 2009. The committee also was mindful and took into consideration the recent policy update by RiskMetrics with regards to the formulation and use of peer groups and the relative size of peers, although the peer group selected is not confined to the Global Industrial Classification System (GICS) code for Coherent.

Components of Compensation

The principal components of Coherent’s executive officer compensation and employment arrangements during fiscal 2008 included:

•                  Base salary;

•                  Variable cash incentive payments;

•                  Long-term equity awards through time-based stock options;

•                  Long-term equity awards through time-based restricted stock units;

•                  Long-term equity incentive awards through performance-based restricted stock units;

•                  Change of control protection through participation in our Change of Control Plan;

•                  Retirement savings matching benefits provided under a 401(k) plan and under a deferred compensation plan;

•                  Executive perquisites; and

•                  Benefit programs generally available to other employees.

These components were selected because the committee believes that a combination of salary, incentive pay, benefits and perquisites is necessary to help us attract and retain the executive talent on which Coherent’s success depends and in recognition of some of the benefits which have historically been available to executives at the Company. The variable components are structured to allow the committee to reward performance throughout the fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The fixed components, including salary, benefits and perquisites, are structured to provide a minimum level of security for our executives relative to their day-to-day spending needs and long-term needs for income and are intended to be competitive with the levels of base income that each executive could receive from similar employment at other companies. The committee believes that, when taken together, these components are effective in achieving the objectives of our compensation program and philosophy and are reasonable relative to our strategy of managing total compensation near the 50th percentile of market practices.

The committee annually reviews the entire compensation program with the assistance of Farient, its independent compensation consultant. The committee reviews change in control protections every two years upon renewal of the plan. However, the Compensation and H.R. Committee may at any time review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance. In setting compensation levels for a particular Named Executive Officer, the committee considers both individual (as described above) and corporate factors.

As a result of the Company’s historical equity grant review, the committee did not make any equity grants to the Named Executive Officers during fiscal 2007. During fiscal 2008, the committee made three types of grants to the Named Executive Officers: (a) an option grant to address missed cycle grants in fiscal 2007, (b) a grant of time-based restricted stock units and (c) as part of the committee’s focus on tying a significant portion of the Named Executive Officers’ compensation to performance criteria, performance- based restricted stock units which will vest (assuming achievement of the performance metrics) in November, 2010 (as discussed more fully below).

Base Salary and Variable Non-Equity Incentive Compensation

Base Salary

Coherent provides base salary to its Named Executive Officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. The Compensation and H.R. Committee reviewed information provided by its independent compensation consultant with respect to similarly situated individuals at the peer companies to assist it in determining base salary for each Named Executive Officer. In addition, the committee considers each individual’s experience, skills, knowledge and responsibility. In reviewing each Named Executive Officer other than the chief executive officer, the committee also considers such individual’s performance review provided by the chief executive officer. With respect to the chief executive officer, the committee additionally considers the performance of Coherent as a whole.

During Coherent’s voluntary internal review of its historical equity grants, the Compensation and H.R. Committee determined not to consider changes to the compensation of the Named Executive Officers until that review was completed. Accordingly, in the fourth quarter of fiscal 2007, following the announcement of the completion of the Special Committee’s internal review, the Compensation and H.R. Committee asked Farient to review executive officer compensation. Farient noted that Mr. DiMarco’s base salary was below the 50th percentile of the peer group and recommended to the committee that it increase his annual base salary from $250,000 to $300,000, which put his base salary slightly below the 50th percentile, but brought his overall direct cash compensation (including incentive-based cash compensation) to approximately the 50th percentile. The Compensation and H.R. Committee approved that recommendation and Mr. DiMarco’s salary increase was effective in the first quarter of fiscal 2008.

In the third quarter of fiscal 2008, the committee again reviewed the base salaries of the Named Executive Officers. Farient provided an extensive overview and analysis of the benchmarked data and comparative results for the base salaries of our Named Executive Officers. In reviewing the base salaries of the Named Executive Officers, the Compensation and H.R. Committee determined that increases were appropriate for Dr. Ambroseo, Ms. Simonet and Mr. Spinelli. Given the adjustment made to Mr. DiMarco’s salary during the fourth quarter of the prior fiscal year, the committee determined that he was compensated at the 50th percentile and, therefore, no further adjustment was needed at that time. Additionally, given that Mr. Victor had previously announced his retirement effective in January 2009, no adjustment to base salary was warranted. The following table illustrates the base salary adjustments (rounded) approved by the committee during the third fiscal quarter of 2008:

Name	Prior Salary	Increase	New Salary
John Ambroseo	$548,000	$32,000 or 6%	$580,000
Helene Simonet	$352,000	$18,000 or 5%	$370,000
Luis Spinelli	$251,000	$5,000 or 2%	$256,000

During the first quarter of fiscal 2009, upon management’s recommendation, the committee determined not to increase salaries for fiscal 2009. Prior to making this determination the committee discussed management’s recommendation with Farient, which agreed with the recommendation.

Variable Non-Equity Incentive Compensation

To focus each executive officer on the importance of the performance of Coherent, a substantial portion of each individual’s potential short-term compensation is in the form of variable incentive pay that is tied to achieving goals established by the Compensation and H.R. Committee. In fiscal 2008, Coherent maintained one incentive cash program under which executive officers were eligible to receive bonuses: the 2008 Variable Compensation Plan (“2008 VCP”). In the first quarter of fiscal 2008, the Compensation and H.R. Committee amended the Company’s Productivity Incentive Plan (“PIP”) to remove executive officers (including the Named Executive Officers) from being eligible participants for awards under PIP. Going forward, the committee felt that PIP was not a material part of compensation for the Named Executive Officers and that it would be administratively more effective to have the variable cash incentive compensation for Named Executive Officers under a single plan.

2008 VCP

The 2008 VCP was designed to promote the growth and profitability of Coherent. It provided incentive compensation opportunity in line with targeted market rates to our Named Executive Officers who are critical to the successful development and attainment of the Company’s business objectives. Under the 2008 VCP, participants were eligible to receive quarterly bonuses if specific performance goals set by the committee at the beginning of the year were achieved. The Compensation and H.R. Committee established these goals when it adopted the 2008 VCP during the first quarter of fiscal 2008. In setting the performance goals, the Compensation and H.R. Committee assessed the anticipated difficulty and relevant importance to the success of Coherent of achieving the performance goals.

The actual awards (if any) payable for each quarter varied depending on the extent to which actual performance met, exceeded or fell short of the goals approved by the committee. The 2008 VCP established goals tied to achieving varying levels of quarterly revenue and pre-tax profit goals. The committee determined that the targeted goals for the 2008 VCP would be (i) at least 80% of the budgeted quarterly revenue set forth in the Company operating plan and (ii) at least 80% of the Company’s budgeted profit before taxes, as adjusted for extraordinary items, such as the fiscal impact of stock option expensing under FASB 123(R), stock investigation costs and litigation related thereto, impairment or restructuring charges, and the impact of significant acquisitions (the “PBIT Target”). Therefore, to have a minimum payout under the 2008 VCP, the Company would have to meet or exceed, on a quarterly basis, 80% of (i) budgeted revenue and (ii) the PBIT Target, both as measured against the Board- approved Company operating plan. Assuming each of the thresholds were met, the amount each participant received could fluctuate between 0% (for less than 80% of the PBIT Target) and 200% (for 120% or higher achievement of the PBIT Target) of the targeted amount for each quarter as follows:

PBIT Target Achievement	Payout Modifier

Less than 80%	0%
80%	50%
85%	62.5%
90%	75%
95%	87.5%
100%	100%
105%	125%
110%	150%
115%	175%
120%	200%

If Coherent failed to meet at least 80% of the goal for each of the targets for a particular quarter, the participant would not receive any bonus for that particular quarter. As noted above, the committee set these performance goals to focus the management team on increasing the performance of the Company through meeting quarterly revenue targets and maximizing pretax profits. The committee and Farient chose to focus on revenue growth and pretax profits so that the executive management was incentivized to deliver the type of growth which benefits our stockholders, namely increasing sales and profitability. The specific goals used to determine 2008 VCP awards in each quarter included detailed information on the Company’s cost structure and business plans and are therefore considered confidential business information, the disclosure of which could result in competitive harm. Based on a review of past performance goals and the goals for fiscal 2008, the committee believes that the goals were reasonably difficult to achieve, as demonstrated by the fact that the Company did not achieve all of the targets set by the committee for fiscal 2008, resulting in a payout less than the targeted amount. Additionally, in approving the 2008 Variable Compensation Plan in the first quarter of fiscal 2008, the committee, upon recommendation of Farient, determined that the amount each participant may receive can fluctuate between 0 and 200% of the targeted amount. The committee determined to, as compared to the fiscal 2007 Variable Compensation Plan, increase the cap from 150% to 200% and to decrease the achievement threshold from 90% to 80% to reflect the volatile nature of quarterly performance results in technology companies and to be consistent with peer pay practices.

The table below describes for each Named Executive Officer under the 2008 Variable Compensation Plan (i) the target percentage of base salary, (ii) the potential award range as a percentage of base salary, and (iii) the actual award earned for fiscal 2008.

Named Executive Officer	Target Percentage of Base Salary	Payout Percentage Range of Base Salary	Actual Award (1)	Actual Award Percentage of Base Salary (2)(3)
John Ambroseo	100%	0-200%	$534,621	94.8%
Helene Simonet	70%	0-200%	$239,649	66.4%
Bret DiMarco	50%	0-200%	$143,275	47.8%
Luis Spinelli	50%	0-200%	$120,635	47.6%
Ron Victor	50%	0-200%	$114,567	47.8%

(1)          Reflects amounts earned during fiscal year 2008.

(2)          This reflects the aggregate quarterly bonuses earned by the Named Executive Officers for fiscal year 2008 under the 2008 Variable Compensation Plan.

(3)          As seen in the plan-based award table below, no payments were made for the fourth fiscal quarter under the 2008 Variable Compensation Plan as the Company did not achieve the minimum performance requirements.

Long-Term, Equity-Based Incentive Awards

Equity-based awards are made to our employees, including the Named Executive Officers, under Coherent’s 2001 Stock Plan. The goal of our equity-based award program is to provide employees and executives the perspective of an owner with a stake in the success of Coherent, thus further increasing alignment with our stockholders. Coherent’s long-term incentive program may include the grant of stock options, time-based restricted stock and/or incentive-based restricted stock.

When making its compensation decisions, the committee reviews the comprehensive compensation overview prepared by Farient which reflects potential realizable value under current short and long term compensation arrangements for the Named Executive Officer.

Fiscal 2008 Awards

During several meetings over the first and second quarters of fiscal 2008, the committee met with Farient to discuss the design of an appropriate long-term, equity based incentive award program. The committee determined to base the program largely on restricted stock units, given the option grants made to certain employees (including certain Named Executive Officers) during the first quarter of fiscal 2008. In particular, during the second quarter of fiscal 2008, the committee determined to have a 50-50 split between time-based and performance-based restricted stock units in its grants to Named Executive Officers, with the performance-based grants having a multiplier dependent upon achieving performance goals. In reviewing and determining the performance goals to utilize in the grants, the committee focused on two elements: the publicly announced adjusted EBITDA as a percentage of sales goals and a minimum gross revenue achievement. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and certain other non-operating income and expense items and other items, such as the fiscal impact of stock option expensing under FASB 123(R), stock investigation costs and litigation related thereto, impairment or restructuring charges, and the impact of significant acquisitions.

The committee strongly believed that at least half of the long-term equity-based awards to the Named Executive Officers should be tied through cliff vesting to these announced goals, so that the individuals who can significantly impact the Company’s performance are incentivized to achieve or exceed these targets. The vesting of the performance-based grants vary from 0-300% of the base-line performance grants and achievement will be measured in the first quarter of fiscal 2011—the adjusted EBITDA and the revenue threshold are both measured against the full fiscal year 2010 results. The performance targets are structured so that the grant recipients, including the Named Executive Officers, are strongly incentivized to take the necessary operational steps to drive adjusted EBITDA improvement. The measurement for the performance grants is for adjusted EBITDA for the entire fiscal year 2010, rather than the announced adjusted EBITDA goals which are measured for exiting fiscal year 2010 to measure the recipient’s entire year’s performance. The revenue threshold selected represents a dollar amount which would be the highest annual revenue ever achieved by the Company. Given the current economic conditions, it is unlikely the Company will be able to achieve this revenue threshold. By way of illustration, in the case that the Company met its adjusted EBITDA goals, but did not achieve the revenue threshold, none of the performance-based restricted stock units would vest. The committee continues to believe that these targets are difficult to achieve, especially given the included required minimum revenue threshold. The time-based grants vest in three equal annual installments from the date of grant. The specific goals used to determine the achievement of the performance vesting requirements include detailed information on the Company’s cost structure and business plans and are therefore deemed confidential business information, the disclosure of which could result in competitive harm.

The following table reflects the grants and ranges for the Named Executive Officers for the time and performance-based restricted stock unit grants during fiscal 2008:

Restricted Stock Unit Grants to Named Executive Officer During Fiscal 2008:

Named Executive Officer	Time-Based RSU Grants	Potential Range for Performance-Based RSU Grants, depending upon achieving performance metrics
John Ambroseo	22,500	0-67,500
Helene Simonet	12,500	0-37,500
Bret DiMarco	10,000	0-30,000
Luis Spinelli	5,000	0-15,000

In the first quarter of fiscal 2008, upon the recommendation of Farient, the committee granted stock options to certain employees, including certain of the Named Executive Officers. These grants were made following the conclusion of the voluntary stock option review and in recognition of the fact that no long-term incentive compensation was provided during fiscal 2007. Stock options were selected as the equity vehicle for grant since they create an incentive to enhance stockholder value, help to retain valuable talent through vesting provisions, and were available for grant during the period that the Company was not current in its reporting obligations. Grants to selected individuals, including Dr. Ambroseo,

Ms. Simonet, and Mr. DiMarco included both a market-based portion tied to competitive pay practices and an above market portion provided to recognize the extraordinary contributions of these individuals during the stock option review process and to encourage their retention. These grants featured a shorter vesting period than our traditional grants (18 months rather than three years) to recognize that the grants would have been made at the beginning of the year rather than after year end absent the stock option review process.

Performance Outcomes of Prior Awards

During the third quarter of fiscal 2006, the Compensation and H.R. Committee adopted a performance-based restricted stock program for certain employees of the Company, including the Named Executive Officers. The restricted stock grants were subject to annual vesting over three years depending upon the achievement of performance measurements tied to Coherent’s internal metrics for revenue growth of a range of approximately 5-12% and adjusted EBITDA of approximately 16-20% as a percentage of sales. The committee felt that a three year goal of revenue and adjusted EBITDA as a percentage of sales improvements were the correct goals for incentivizing the management team. The committee set these goals so that they were challenging to achieve. The vesting of the restricted stock was variable, so that the number of shares earned could range from 0% to 125% of the grant target for fiscal 2006 and 0% to 200% of the grant target for fiscal 2007 and fiscal 2008. In addition, the aggregate shares of restricted stock were to be awarded on a staggered basis as follows: 25% in 2006, 35% in 2007 and 40% in 2008. Given the variability, the range of the aggregate number of shares of restricted stock which could be earned by the Company’s Named Executive Officers over the three year period was as follows: Dr. Ambroseo—0-52,562 shares; Ms. Simonet—0-24,468 shares; Mr. Spinelli—0-10,875 shares; Mr. Victor—0-6,706 shares and Mr. DiMarco—0-5,981 shares. Based on the revenue growth and adjusted EBITDA percentage for fiscal 2007 and 2008, no shares under the program vested in fiscal 2008 or fiscal 2009.

Remedial Actions Related to the Historical Equity Grant Investigation

During the second quarter of fiscal 2008, the committee reviewed a series of option grants which were due to expire unexercised due to the Company not being current with respect to its voluntary stock option review. Options representing an aggregate of 416,075 shares were due to expire in April 2008, of which 387,500 were held by Dr. Ambroseo, Ms. Simonet and Messrs. Spinelli and Victor. None of the foregoing grants had incorrect original grant dates. The committee determined to extend the expiration date for such grants by fifteen months, which was approximately equivalent to the period during which such option holders were prohibited from exercising their options.

During the third quarter of fiscal 2008, the committee reviewed the Internal Revenue Code Section 409A (“Section 409A”) liability faced by Mr. Spinelli related to his exercise in calendar year 2006 of a misdated option grant. Mr. Spinelli is the only Named Executive Officer who had any potential Section 409A liability related to the exercise of misdated options. The committee approved the Company reimbursing Mr. Spinelli for his tax obligations (approximately $54,000) under Section 409A as a result of his exercise. Further, in June 2008, the committee authorized the Company to amend two of Mr. Spinelli’s stock options (the “Spinelli Options”) to increase the exercise prices of such options: an option to purchase 5,058 shares of Coherent common stock was amended to increase the exercise price from $19.77 to $24.90, and an option to purchase 14,942 shares of Company common stock was amended to increase the exercise price from $19.77 to $24.90. Because the Spinelli Options were originally granted with a per share exercise price less than the fair market value of a share of Company common stock on the date of grant, such options may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended. The Internal Revenue Service promulgated special transition rules to protect taxpayers from the adverse tax consequences of Section 409A by permitting certain holders of discounted options to amend such option to increase the exercise price to the fair market value of the common stock on such options’ original grant date, so long as such amendment occurs by December 31, 2008. Therefore, the committee authorized the amendments to the Spinelli Options described above to avoid adverse tax consequences under Section 409A to Mr. Spinelli. In addition, in order to compensate Mr. Spinelli for the loss of the built-in value associated with increasing the exercise prices of the Spinelli Options, the committee authorized a cash payment to

Mr. Spinelli of $107,730, which equals approximately 105% of the built-in loss of value of the Spinelli Options. Such payment was made on the Company’s first payroll date in calendar 2009, less applicable withholdings.

The Compensation and H.R. Committee has reviewed the number of option grants which expired unexercised held by Dr. Ambroseo, Ms. Simonet and Messrs. Spinelli and Victor. At this time, the committee has not reached a conclusion as to whether or not any remedial payments or actions will be taken with regards to such grants or, to the extent remedial payments or actions are taken, how the value of such expired options should be measured.

Employee Stock Option Tender Offer

In April 2008, the Company initiated a tender offer related to certain discount options held by non-executive employees discovered during our voluntary review of our historical stock option practices. Discount options are options with an exercise price that is less than the fair market value of the shares underlying the option at the time of grant. The discounted options included in this offer were certain options which vested after December 31, 2004. During the tender offer period, non-executive employees had the ability to amend the exercise price per share for eligible options to the fair market value of the underlying option as of the measurement date of that option, and receive a cash payment for the difference between the discounted share price and the amended share price. This amendment was designed to allow holders of discount options to avoid certain adverse tax consequences associated with discount options. The offer expired on May 9, 2008.

Equity Award Practices

Our broad-based employee stock option program is designed to promote long-term retention and recognize individual performance. Participation is driven by the annual review process. Guidelines are based on competitive market practice for grants for new hires, promotions, and ongoing performance-related grants. Typically, an employee may be offered an option or restricted stock grant upon beginning employment and may be eligible for periodic grants thereafter. The size of grants (and eligibility for the same) is influenced by the prevailing guidelines and the individual’s performance or particular requirements at the time of hire. Employees, including the Named Executive Officers, are also eligible to participate in our Employee Stock Purchase Plan.

Stock Grant Process

During the first quarter of fiscal 2008, following the recommendation of the Special Committee, the Board of Directors approved a number of refinements to our stock grant processes. Beginning in fiscal 2008, the committee process for granting equity awards is as follows:

•                  The Compensation and H.R. Committee has the authority to make equity grants to both executive officers and other service providers;

•                  The Compensation and H.R. Committee will make grants in open trading window periods with grants effective on the date of such meeting, or, if due to exigent circumstances they meet in a closed window period, the grant will be effective 45 days thereafter;

•                  The Compensation and H.R. Committee has delegated authority to the equity grant committee, consisting of our chief executive officer and our chief financial officer, to meet on the second Friday of any particular month (only if such date is in an open trading window) to make equity grants consistent with previously approved guidelines to non-executive officer service providers; and

•                  Neither committee may grant equity awards by written consent.

During fiscal 2008 equity grants were only made by the Compensation and H.R. Committee.

Stock Grant Policies

The Board of Directors and/or the Compensation and H.R. Committee annually considers a “burn rate” which the annual grants of equity awards under the 2001 Stock Plan will not exceed. “Burn rate” is the potential dilution of common shares outstanding if all new equity grants are vested and/or exercised, expressed as a percentage of common shares outstanding.

Due to the historical stock option investigation no burn rate target was set for fiscal 2007. Only two non-executive officers received option grants during fiscal 2007 and, therefore, the fiscal year “burn rate” was only 0.11%.

In fiscal 2008, the Compensation and H.R. Committee granted an aggregate of 1,029,650 shares subject to options, and time-based and performance-based (at 100% target) restricted stock units representing 3.26% of Coherent’s outstanding common stock as of February 28, 2008 (excluding automatic grants to directors under the Director Option Plan). Given the limited grants made in fiscal 2007, the committee, upon recommendation of Farient, believed that the increase to the annual burn rate was warranted. Since those grants, Coherent has also completed a large stock repurchase so that the outstanding shares of Coherent were reduced to 24,191,115 as of September 27, 2008. The committee has approved a burn rate of 3.3% for fiscal 2009. With the assistance of Farient, the committee has reviewed this burn rate relative to peer practices and guidance from RiskMetrics and found that the total dilution was consistent with the median of peer practices and complied with the RiskMetrics guidelines.

In general, we issue only nonqualified stock options to employees and executives, although we have issued incentive stock options in the past. In the last few years, we have typically granted options subject to either two or three year vesting, with an equal tranche vesting on each of the applicable calendar anniversaries following the grant date. These grants typically have a life of six years. As noted above, in the grants made in the first quarter of fiscal 2008 which vest over 18 months due to the delay in granting, the committee determined that in order to have an immediate significant retention impact, the grants were made with half of the shares vesting in each of April 2008 and April 2009 subject to continued service through such dates.

Deferred Compensation

Executive officers are eligible to participate in our 401(k) Retirement Plan on the same terms as all other U.S. employees. Our 401(k) Retirement Plan is a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly- compensated employees (including the Named Executive Officers).

Coherent maintains a Deferred Compensation Plan for executive management personnel and certain former members of the board of directors. Formerly a number of non-executive employees were eligible to participate in the plan. The purpose of the Deferred Compensation Plan is to permit eligible participants the option to defer receipt of compensation pursuant to the terms of the plan. The Deferred Compensation Plan permits participants to contribute, on a pre-tax basis, up to 75% of their base salary earnings, up to 100% of their bonus pay and commissions and up to 100% of directors’ annual retainer earned in the upcoming plan year. Plan participants may invest deferrals in a variety of different deemed investment options. To preserve the tax-deferred status of deferred compensation plans, the IRS requires that the available investment alternatives be “deemed investments.” Participants do not have an ownership interest in the funds they select; the funds are only used to measure the gains or losses that are attributed to the participant’s deferral account over time. The participant’s deferrals and earnings are reflected on Coherent’s financial statements and remain, respectively, a general asset and unfunded liability of the Company. Participants have the status of unsecured creditors of Coherent with respect to the payment of plan benefits. Separate distribution elections are made by the plan participant for each plan year and include lump sum payment, annual installments and future year scheduled in-service withdrawals.

At our discretion, we may provide for contributions in excess of the Internal Revenue Code limit to qualified 401(k) plans to be made to the non-qualified deferred compensation plan. The calculation for this non-qualified plan contribution is 6% of eligible compensation (as defined by the 401(k) qualified plan) less the 401(k) qualified plan match limit. In fiscal year 2008, a contribution was made to the non-qualified deferred compensation plan for certain Named Executive Officers for plan year 2007. These amounts are reflected in both the Summary Compensation Table under “Other Compensation” and in the “Non-Qualified Deferred Compensation Table” below.

The committee considers the Deferred Compensation Plan to be a reasonable and appropriate program because it allows the Named Executive Officers and members of the Board to accumulate retirement benefits at a rate, relative to their overall income, that is comparable to the rate that other employees are able to accumulate retirement benefits, and promotes executive officer retention by offering a deferred compensation plan that is comparable to and competitive with what is offered by our peer group of companies.

Change in Control and Severance Plan

We have adopted the Change in Control and Severance Plan (the “change in control plan”) which provides certain benefits in the event of a change in control of Coherent for certain employees, including each of our Named Executive Officers. Benefits are provided under this plan if there is a tender offer or merger resulting in Coherent being acquired by another company or entity and within two years thereafter the executive’s employment is subsequently terminated without cause or is voluntarily terminated following a constructive termination. The committee and our Board of Directors believe that the prospect of such a change in control would likely result in our executive officers facing personal uncertainties and distractions as to how a change in control might affect them. The committee believes that including our Named Executive Officers in the plan allows them to focus solely on the best interests of our stockholders in the event of a possible, threatened or pending change in control, and encourages them to remain with Coherent despite the possibility that a change in control might affect them adversely. This change in control plan therefore serves as an important retention tool to ensure that personal uncertainties do not dilute our executive’s complete focus on promoting stockholder value. The change in control plan was amended in fiscal 2009 for Section 409A-related matters and other administrative matters. In calendar year 2009 the change in control plan will come up for review and potential renewal by the committee.

With respect to our chief executive officer, Dr. Ambroseo, the change in control plan provides that in the event that plan benefits plus any other benefits considered parachute payments under the Internal Revenue Code, equal or exceed 3.54 times his “base amount” (as determined under Internal Revenue Code Section 280G), he will receive an additional payment sufficient to fully offset the impact of any excise tax under 280G. The committee believes that the level of benefits provided under the plan is reasonable and not excessive. See “Change in Control Arrangements” for more details on this plan.

Executive perquisites and Other Personal Benefits

The committee also provides our executive officers with the following perquisites and other personal benefits: automobile benefit and capped executive medical reimbursement. The committee has determined, with advice from Farient, that the use of a company-leased vehicle and a medical reimbursement benefit are reasonable in the context of the overall compensation levels of our Named Executive Officers, are consistent with a number of other peer companies, have been historical components of compensation for executive officers at the Company and serve as further retention tools.

The Company has historically maintained a vehicle program whereby executive officers were eligible to receive either (a) a monthly automobile allowance or (b) have the auto allowance apply as amortization against the purchase price of a vehicle purchased and owned by the Company over such period of time for the amortized value of the automobile to reach 20% of the original value of the car, not to exceed four years (“amortized method”). During the fourth quarter of fiscal 2008, the committee revised the administration of the program so that executive officers are instead eligible to receive either (a) a monthly automobile allowance or (b) a leased vehicle with up to an aggregate purchase price as follows: (i) $95,000 for the chief executive officer and (ii) $75,000 for other executive officers. For those individuals utilizing the automobile allowance alternative, the auto allowance amount is set annually utilizing a prescribed formula. The administration of the leased alternative under the program is through a third party financing agency and, when the leased vehicle alternative is selected, the Company pays the monthly lease for such vehicle. Executive officers are either reimbursed for or provided gas, oil, maintenance and insurance for vehicles leased under this program by the Company. Participants in the auto program incur annual imputed income on the personal use of any vehicles under the program, including fuel and miles, as determined using the Internal Revenue Service Code rules.

During fiscal 2008, prior to the change in policy highlighted in the prior paragraph, for vehicles purchased and owned by the Company, the executive officer was required to either (a) purchase such vehicle from the Company for the unamortized amount any time or (b) return the car for sale by the Company and reimburse the Company for the difference between the value of the car from such sale and the amortized balance at the time the car is returned to the Company. The executive officer also incurred imputed income on the positive difference, if any, between the amortized value of the car after four years and its fair market value (as determined by Kelly Blue Book trade in value in “good condition”). Once purchased from the Company, the vehicle was owned by the executive officer. In addition, in the event of the termination of the employment of the executive officer, the executive officer would have to purchase the vehicle at the then-current amortized value and incur the imputed income highlighted above. Executive officers were eligible to elect a new vehicle under the amortized method whenever a car was purchased from the Company. The executive officer’s taxable income was affected by the value of the vehicle at initial purchase (e.g., the higher the value of the car, the higher imputed income amount to the individual). Additionally, if the amortized value was not scheduled to reach 20% of the purchase price after four years, then the individual would have to have a set amount withheld from his or her paycheck to allow the amortization to reach 20% of the purchase price within four years, but the amortized value would be higher in the event that a new car was chosen prior to four years, with a resulting higher imputed income.

Each Named Executive Officer also receives up to $5,000 per calendar year of reimbursement for uninsured medical expenses with the Company also paying such executive’s taxes on the amount of the benefit.

Tax and Accounting Considerations

The Company’s compensation programs are affected by each of the following:

•                  Accounting for Stock-Based Compensation—The Company accounts for stock-based compensation in accordance with the requirements of FASB Statement 123(R). The Company also takes into consideration FASB Statement 123(R) and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

•                  Section 162(m) of the Internal Revenue Code—This section limits the deductibility of compensation for our chief executive officer and our four other most highly compensated named executive officers unless the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our 2001 Stock Plan is designed so that option grants thereunder are fully tax-deductible and one of the proposals for consideration by our stockholders this year is to extend such tax deductibility to grants of restricted stock and restricted stock units. Cash compensation and, historically, restricted stock awards are not granted under plans which have been so designed. We may from time to time pay compensation to our executive officers that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of the stockholders after taking various factors into consideration, including business conditions and the performance of such executive officer.

•                  Section 409A of the Internal Revenue Code—Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider received “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that we have designed and operated any plans to appropriately comply with Section 409A.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the Compensation and H.R. Committee of the Board of Directors consisted of Messrs. Hart (Chair) and Vij and Dr. Rogerson. None of the members of the Compensation and H.R. Committee has been or is an officer or employee of Coherent. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or Compensation and H.R. Committee. No member of our Board of Directors is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Compensation and H.R. Committee Report

The Compensation and H.R. Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and H.R. Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy and to be incorporated by reference into the Company’s annual report on Form 10-K.

Respectively submitted by
THE COMPENSATION AND H.R.
COMMITTEE

John Hart, Chair
Garry Rogerson
Sandeep Vij

Fiscal 2008 Summary Compensation Table

The table below presents information concerning the total compensation of Coherent’s Named Executive Officers for the fiscal years ended September 27, 2008 and September 29, 2007.

Since no equity awards were granted to Named Executive Officers in fiscal 2007 other than the performance-based awards which vested in November 2006 as a result of fiscal 2006 performance, non-equity-based compensation accounted for all of the total compensation of the Named Executive Officers earned during fiscal 2007. The performance-based restricted stock units granted to Named Executive Officers described elsewhere are not reflected in the summary compensation table, as the single vesting date (and achievement determination) is not until fiscal 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)		(j)

John Ambroseo, Chief Executive Officer and President	2008 2007	561,312 547,773	246,003 280,064	1,666,688 1,261,297	534,621 372,329	80,676 97,564	(3) (3)	3,089,300 2,559,027
Helene Simonet, Executive Vice President and Chief Financial Officer	2008 2007	359,334 351,719	118,392 115,647	663,063 493,108	239,649 171,933	62,142 53,577	(4) (4)	1,442,581 1,185,984
Bret DiMarco, Executive Vice President and General Counsel	2008 2007	298,076 250,077	57,116 6,294	315,114 67,579	143,275 142,271	38,607 13,487	(5) (5)	852,188 479,708
Luis Spinelli, Executive Vice President and Chief Technology Officer	2008 2007	252,862 250,759	46,182 45,419	116,615 203,860	120,635 90,677	137,041 63,447	(6) (6)	673,335 654,162
Former Employees
Ronald Victor, Executive Vice President, Human Resources	2008 2007	239,886 239,983	15,862 37,399	36,116 163,660	114,567 86,815	96,314 53,312	(7) (7)	450,768 581,169

(1)          Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2008 in accordance with FAS 123(R), and includes grants made in fiscal 2008 and prior. For fiscal 2007, no awards were made and therefore the amounts for fiscal 2007 only include amounts awarded or granted prior to fiscal 2007. The amounts for stock awards includes both performance-based and time-based vesting restricted stock awards to the extent such awards had FAS123(R) calculated value. The assumptions used in the valuation of these awards are set forth in Note 12. “Employee Stock Option and Benefit Plans” of the Financial Statements in the annual report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers, for example as of January 9, 2009, none of the option awards granted in fiscal 2008 are in the money as of January 26, 2009.

(2)          Reflects the dollar amounts earned under the Variable Compensation Plan (VCP) during fiscal 2008 and fiscal 2007.

(3)          For fiscal year 2008, includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,501) and deferred compensation plan ($19,356), (b) payment for buy-out of earned vacation ($21,685), (c) debt forgiveness (see “Certain Relationships and Related Person Transactions — Related Person Transactions — Certain Transactions”) ($10,200), (d) from the use of a Company- owned and maintained automobile (“Car Allowance”) ($8,539) and (e) reimbursed pursuant to executive medical reimbursement ($5,463). For fiscal year 2007, includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,500) and deferred compensation plan ($37,139), (b) reflecting imputed income to Dr. Ambroseo from the sale of a Company car under the terms of the Company’s auto policy described above, (c) for debt forgiveness (see “Related Person Transactions” below), (d) from the use of a Company-owned and maintained automobile (“Car Allowance”) and (e) reimbursed pursuant to executive medical reimbursement.

(4)          For fiscal year 2008, includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,800) and deferred compensation plan ($7,591), (b) payment for buy-out of earned vacation ($17,255), (c) Car Allowance ($14,267) and

(d) reimbursed pursuant to executive medical reimbursement ($5,775). For fiscal year 2007, includes amounts (a) contributed by us under the Company’s 401(k) plan ($12,100) and deferred compensation plan ($14,898), (b) Car Allowance and (c) reimbursed pursuant to executive medical reimbursement.

(5)          For fiscal year 2008, includes amounts (a) contributed by us under the Company’s 401(k) plan ($17,691), (b) Car Allowance ($15,835) and (c) reimbursed pursuant to executive medical reimbursement ($4,447). For fiscal year 2007, includes amounts (a) contributed by us under the Company’s 401(k) plan ($3,462), (b) Car Allowance and (c) reimbursed pursuant to executive medical reimbursement.

(6)          For fiscal year 2008, includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,520) and deferred compensation plan ($1,533), (b) payment for buy-out of earned vacation ($13,612), (c) Car Allowance ($19,621), (d) reflecting imputed income to Mr. Spinelli from the sale of a Company car under the terms of the Company’s auto policy ($25,867), (e) earned under our patent award program where Mr. Spinelli was an inventor ($5,048), (f) reimbursement for tax obligations arising under Section 409A as a result of exercise of stock options with an exercise price less than fair market value as of the options grant date (these grants were made to Mr. Spinelli prior to him becoming an executive officer) ($54,223) and (g) reimbursed pursuant to executive medical reimbursement ($8,494). For fiscal year 2007, includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,467) and deferred compensation plan, (b) paid to Mr. Spinelli for buy-out of earned vacation, (c) Car Allowance, (d) earned under our patent award program ($15,647) where Mr. Spinelli was an inventor and (e) reimbursed pursuant to executive medical reimbursement.

(7)          For fiscal year 2008, includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,500) and deferred compensation plan ($893), (b) paid to Mr. Victor for buy-out of earned vacation ($11,533), (c) Car Allowance ($22,183), (d) reflecting imputed income to Mr. Victor from the sale of a Company car under the terms of the Company’s former auto policy ($37,305) and (e) reimbursed pursuant to executive medical reimbursement ($7,495). For fiscal year 2007, includes amounts (a) contributed by us under the Company’s 401(k) plan ($13,378), (b) paid to Mr. Victor for buy-out of earned vacation, (c) Car Allowance and (d) reimbursed pursuant to executive medical reimbursement.

Grants of Plan-Based Awards in Fiscal 2008

Except as set forth in the footnotes, the following table shows all plan-based non-equity incentive awards granted to our Named Executive Officers during fiscal year 2008.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Actual Payouts Under Non- Equity Incentive Plan	Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: # of Securities Underlying	All Other Option Awards: # of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair
Name	Type	Grant Date	Threshold ($)		Target ($)	Maximum ($)	Awards ($)	Threshold (#)		Target (#)	Maximum (#)	Options (#)	Options (#)	Awards ($)	Value ($)(1)
John Ambroseo	Option	10/3/2007											250,000	$32.95	$2,087,000
	PRSU	2/22/2008						0	(3)	22,500	67,500				—	(2)
	RSU	2/22/2008										22,500			$646,088
	Q1 Bonus		0	(3)	136,901	273,801	125,209
	Q2 Bonus		0	(3)	136,901	273,801	202,407
	Q3 Bonus		0	(3)	145,002	290,004	207,005
	Q4 Bonus		0	(3)	145,002	290,004	0
	Total		0	(3)	563,805	1,127,610	534,621
Helene Simonet	Option	10/3/2007											100,000	$32.95	$834,800
	PRSU	2/22/2008						0	(3)	12,500	37,500				—	(2)
	RSU	2/22/2008										12,500			$358,938
	Q1 Bonus		0	(3)	61,516	123,032	56,263
	Q2 Bonus		0	(3)	61,516	123,032	90,951
	Q3 Bonus		0	(3)	64,748	129,497	92,435
	Q4 Bonus		0	(3)	64,748	129,497	0
	Total		0	(3)	252,529	505,057	239,649
Bret DiMarco	Option	10/3/2007											50,000	$32.95	$417,400
	PRSU	2/22/2008						0	(3)	10,000	30,000				—	(2)
	RSU	2/22/2008										10,000			$287,150
	Q1 Bonus		0	(3)	37,500	75,000	34,297
	Q2 Bonus		0	(3)	37,500	75,000	55,443
	Q3 Bonus		0	(3)	37,500	75,000	53,535
	Q4 Bonus		0	(3)	37,500	75,000	0
	Total		0	(3)	149,999	299,998	143,275
Luis Spinelli	Option	10/3/2007											15,000	$32.95	$125,220
	PRSU	2/22/2008						0	(3)	5,000	15,000				—	(2)
	RSU	2/22/2008										5,000			$143,575
	Q1 Bonus		0	(3)	31,320	62,639	28,645
	Q2 Bonus		0	(3)	31,320	62,639	46,306
	Q3 Bonus		0	(3)	32,001	64,002	45,684
	Q4 Bonus		0	(3)	32,001	64,002	0
	Total		0	(3)	126,641	253,282	120,635
Former Employee
Ronald A. Victor	Q1 Bonus		0	(3)	29,986	59,972	27,425
	Q2 Bonus		0	(3)	29,986	59,972	44,334
	Q3 Bonus		0	(3)	29,986	59,972	42,808
	Q4 Bonus		0	(3)	29,986	59,972	0
	Total		0	(3)	119,943	239,886	114,567

(1)          Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2008 in accordance with FAS 123(R), and includes grants made in fiscal 2008. The amounts for stock awards includes both performance-based and time-based vesting restricted stock awards to the extent such awards had FAS123(R) calculated value. The assumptions used in the valuation of these awards are set forth in Note 12. “Employee Stock Option and Benefit Plans” of the Financial Statements in the annual report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers, for example as of January 9, 2009, none of the option awards granted in fiscal year 2008 are in the money.

(2)          The performance based restricted stock grants are subject to annual vesting over three years depending upon the achievement of performance measurements tied to the Company’s internal metrics for revenue growth and EBITDA percentage and is variable, so that the number of shares earned ranged from 0% to 125% of the grant target for fiscal 2006 and range from 0% to 200% of the grant target for fiscal 2007 and fiscal 2008. For fiscal 2008 and 2007, the Company determined that the metrics have not been met, and that no shares were earned.

(3)          Failure to meet a minimum level of performance will result in no vesting of the performance restricted stock units (PRSU) and no bonus paid out under the 2008 Variable Compensation Plan.

Option Exercises and Stock Vested at 2008 Fiscal Year-End

The table below sets forth certain information for each Named Executive Officer regarding the exercise of options and the vesting of stock awards during the year ended September 27, 2008, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John Ambroseo	13,000	$215,860	20,000	$582,800
Helene Simonet	50,000	$849,707	8,000	$233,120
Bret DiMarco	—	—	—	—
Luis Spinelli	25,000	$260,848	3,000	$87,420
Ronald Victor	55,000	$702,800	2,700	$78,678

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table presents information concerning unexercised options and stock that has not yet vested for each Named Executive Officer outstanding as of September 27, 2008.

			Option Awards			Stock Awards		Equity incentive plan awards:	Equity incentive plan awards: Market or
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of unearned shares, units or other rights that have not vested (#)(3)	payout value of unearned shares, units or other rights that have not vested ($)(3)
John Ambroseo	10/3/2007	125,000	125,000	$32.95	10/3/2013	22,500	$787,275	22,500	$0
	3/30/2006	90,000	—	$35.01	3/30/2012
	4/7/2005	90,000	—	$33.71	4/7/2011
	3/25/2004	3,786	—	$26.41	3/25/2010
	3/25/2004	146,214	—	$26.41	3/25/2010
	4/4/2003	137,000	—	$19.77	4/4/2009
	5/2/2002	6,468	—	$30.92	4/25/2008

Helene Simonet	10/3/2007	50,000	50,000	$32.95	10/3/2013	12,500	$437,375	12,500	$0
	3/30/2006	35,000	—	$35.01	3/30/2012
	4/7/2005	25,000	—	$33.71	4/7/2011
	3/25/2004	3,786	—	$26.41	3/25/2010
	3/25/2004	66,214	—	$26.41	3/25/2010
	4/4/2003	10,000	—	$19.77	4/4/2009
	5/2/2002	96,766	—	$30.92	4/25/2008
	5/2/2002	3,234	—	$30.92	4/25/2008

Bret DiMarco	10/3/2007	25,000	25,000	$32.95	10/3/2013	10,000	$349,900	10,000	$0
	6/7/2006	10,000	—	$33.30	6/7/2012

Luis Spinelli	10/3/2007	7,500	7,500	$32.95	10/3/2013	5,000	$174,950	5,000	$0
	3/30/2006	10,000	—	$35.01	3/30/2012
	4/7/2005	12,000	—	$33.71	4/7/2011
	3/25/2004	35,000	—	$26.41	3/25/2010
	5/2/2002	1,766	—	$30.92	4/25/2008
	5/2/2002	3,234	—	$30.92	4/25/2008

Ronald Victor	3/30/2006	10,000	—	$35.01	3/30/2012	—	—	—	—
	4/7/2005	11,000	—	$33.71	4/7/2011
	5/2/2002	3,234	—	$30.92	4/24/2008
	5/2/2002	16,766	—	$30.92	4/25/2008

(1)          The exercise prices indicated are the prices originally recorded by the Company at grant and have not been adjusted to reflect any new measurement date as a result of the Company’s historical stock option review. Only the grants dated April 25, 2002 in the table had a new measurement date determined for accounting purposes, which had a lower closing price by $0.16. No changes to the exercise price of these April 25, 2002 grants have been made.

(2)          These shares vest on April 15, 2009.

(3)          This column does not include the third tranche of restricted stock awards which are subject to the achievement of certain performance metrics, which did not ultimately vest in November 2008. Market Value is determined by multiplying the number of shares by $34.99, the closing price of the Company’s common stock on September 26, 2008, the last trading date of the fiscal year. As noted above, the performance-based restricted stock units vest in November 2011 in an amount which is 0-300% of the targeted amount reflected in the table. Given the current economic conditions, it is unlikely that the Company will meet the threshold for achievement and the payout value is, therefore, reflected as $0 in the table.

Fiscal 2008 Non-Qualified Deferred Compensation

The following table presents information regarding the non-qualified deferred compensation activity for each Named Executive Officer during fiscal 2008:

Name	Executive Contributions in Last FY ($)(1)		Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance of Last FYE ($)(3)
John Ambroseo	$471,840		$19,075	$(431,141)	$—	$3,373,592
	$—	(4)	$—	$(149,604)	$—	$1,097,976
Helene Simonet	$41,407		$7,481	$(107,209)	$—	$696,078
	$—	(4)	$—	$(31,669)	$—	$148,168
Bret DiMarco	$10,898		N/A	$(1,015)	$—	$9,883
Luis Spinelli	$124,892		$1,511	$(31,330)	$—	$397,354
	$—	(4)	$—	$(35,697)	$—	$455,390
Ronald Victor(5)	$181,082		$880	$(88,714)	$—	$755,336
	$—	(4)	$—	$(34,919)	$—	$181,343

(1)          Amounts in this column consist of salary and/or bonus earned during fiscal 2008, which is also reported in the Summary Compensation Table

(2)          Amounts reflect Company contribution payments in excess of the Internal Revenue Code Sections 401(a)(17) and 402(g) qualified plan limits made to the non-qualified “Deferred Compensation Plan” for plan year 2007 made in fiscal year 2008. Amounts reported in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)          The deferred compensation in a participant’s account is fully vested and is credited with positive or negative investment results based on the plan investment options selected by the participant.

(4)          Amounts represent account balances and earnings from the Supplementary Retirement Plan (SRP) which was suspended.

(5)          Mr. Victor retired from the Company in January 2009.

Potential Payments upon Termination or Change of Control

The following table shows the potential payments and benefits that Coherent (or its successor) would be obligated to make or provide upon termination of employment of each our Named Executive Officers pursuant to the terms of the Change of Control Severance Plan. Other than this plan, there are no other employment agreements or other contractual obligations triggered upon a change of control. For purposes of this table, it is assumed that each Named Executive Officer’s employment terminated at the close of business on September 26, 2008 (the last business day before the end of our fiscal year end on September 27, 2008). The amounts reported below do not include the nonqualified deferred compensation distributions that would be made to the Named Executive Officers following a termination of employment (for those amounts and descriptions, see the prior table). These payments are conditioned upon the execution of a form release of claims by the Named Executive Officer in favor of Coherent. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Named Executive Officer	Multiplier for Base Salary and Bonus	Nature of Benefit	Termination for Cause	Any Other Termination
John Ambroseo	2.99X	Salary Severance	—	$1,734,200
		Bonus Severance	—	$1,734,200
		Equity Compensation Acceleration (1)	—	$3,404,100
		Tax Gross Up (2)	—	$2,992,847
		Health Insurance (3)	—	$67,062
		Total Benefit		$9,932,409
Helene Simonet	2X	Salary Severance	—	$740,000
		Bonus Severance	—	$518,000
		Equity Compensation Acceleration (1)	—	$1,851,500
		Health Insurance (3)	—	$31,283
		Total Benefit		$3,140,783
Bret DiMarco	2X	Salary Severance	—	$600,000
		Bonus Severance	—	$300,000
		Equity Compensation Acceleration (1)	—	$1,459,050
		Health Insurance (3)	—	$44,708
		Total Benefit		$2,403,758
Luis Spinelli	2X	Salary Severance	—	$512,000
		Bonus Severance	—	$256,000
		Equity Compensation Acceleration(1)	—	$715,100
		Health Insurance (3)	—	$44,708
		Total Benefit		$1,527,808
Former Employee
Ronald Victor	2X	Salary Severance	—	$480,000
		Bonus Severance	—	$240,000
		Equity Compensation Acceleration (1)	—	—
		Health Insurance (3)	—	$31,283
		Total Benefit		$752,283

(1)          Equity Compensation Acceleration is the value of the in-the-money value of unvested stock options, time-based restricted stock units and performance-based restricted stock units, in each case as of September 26, 2008 at the closing stock price on that date ($34.99). The value of accelerated stock options are thus calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price and the closing stock price on September 26, 2008; the value of accelerated restricted stock is calculated by multiplying the number of unvested shares subject to acceleration by the closing stock price on September 26, 2008. This assumes immediate release and vesting of the performance-based restricted stock units at the maximum, or 300% of target, achievement. The amounts reflected for Equity Compensation Acceleration do not reflect any applicable taxes, just gross proceeds. Since the table assumes a triggering event on September 26, 2008, only those stock option and restricted stock/RSU grants prior to that date are included in the table. Additionally, the third tranche of the performance-based restricted stock granted in 2006, but which was to vest in November 2008 is not included in this table as that tranche did not vest as the performance metrics were not achieved.

(2)          Estimated reimbursement (by way of a tax “gross-up”) for a 20% excise tax that would be due under Section 4999 of the Internal Revenue Code of 1986 on a portion of the amounts reported.

(3)          Health Insurance is an estimate of the cost of covering the individual and his covered dependents for three years, in the case of the chief executive officer and for two years for the other Named Executive Officers.

The change in control plan provides for the payment of specified compensation and benefits upon certain terminations of the employment of the participants following a change in control of the Company. The Board has evaluated the economic and social impact of an acquisition or other change of control on its key employees. The Board recognizes that the potential of such an acquisition or change of control can be a distraction to its key employees and can cause them to consider alternative employment opportunities. The Board has determined that it is in the best interests of Coherent and its stockholders to assure that Coherent will have the continued dedication and objectivity of its key employees. The Board believes that the change of control plan will enhance the ability of our key employees to assist the Board in objectively evaluating potential acquisitions or other changes of control.

Furthermore, the Board believes a change of control plan aids us in attracting and retaining the highly qualified, high performing individuals who are essential to its success. The plan’s assurance of fair treatment will ensure that key employees will be able to maintain productivity, objectivity and focus during the period of significant uncertainty that is inherent in an acquisition or other change of control. A change in control of Coherent is defined under the change of control plan as an occurrence of a business combination, an acquisition by any person directly or indirectly of fifty percent or more of the combined voting power of Coherent’s common stock or a change in the composition of the Board of Directors where less than fifty percent are incumbent directors.

The change of control plan provides that if within 24 months after a change in control the Company terminates the executive’s employment other than by reason of his death, disability, retirement or for cause, or the executive officer terminates his employment for “good reason,” the executive will receive a lump sum severance payment equal to 2.99 (in the case of Dr. Ambroseo) or 2.0 (in the case of Ms. Simonet and Messrs. Spinelli and DiMarco) times the executive’s annual base salary and annual bonus (assuming achievement of all performance requirements thereof). “Good reason” is defined in each Agreement as any of the following that occurs after a change in control of the Company: certain reductions in compensation; certain material changes in employee benefits and perquisites; a change in the site of employment; reduction in the executive’s duties and responsibilities; the Company’s failure to obtain the written assumption by its successor of the obligations set forth in the Agreement; attempted termination of employment on grounds insufficient to constitute a basis of termination for cause under the terms of the change of control plan; or the Company’s breach of any of the provisions of the change of control plan. Under the terms of the plan, the executives will also have acceleration of all vesting conditions for equity grants and health care for the executive (and his or her covered family members) will be provided on the same terms for two years and, in the case of Dr. Ambroseo, three years. Further, Dr. Ambroseo will receive a gross-up for any Internal Revenue Code section 280G (“280G”) excise taxes to the extent that the severance benefits are more than 20% over the limit imposed by 280G (i.e., more than 3.59x the “base amount” as defined by Section 280G). If the benefits are less than 20% over the limit, the benefits will be reduced to the extent necessary so that no 280G excise tax is triggered. To the extent 280G is triggered as a result of the severance benefits for the other executive participants, such payments will either be paid in full or reduced so that the executive receives the maximum severance benefit without triggering 280G.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 27, 2008 about the Company’s equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,155,752	(1)	$27.67	3,457,686	(2)(3)
Equity compensation plans not approved by security holders	—		—	—
Total	3,155,752		$27.67	3,457,686

(1)          This number does not include any options which may be assumed by Coherent through mergers or acquisitions, however, Coherent does have the authority, if necessary, to reserve additional shares of Coherent common stock under these plans to the extent necessary for assuming such options.

(2)          This number of shares includes 224,536 shares of Coherent common stock reserved for future issuance under the Employee Stock Purchase Plan, 177,000 shares reserved for future issuance under the 1998 Director Plan and 3,056,150 shares reserved for future issuance under the 2001 Stock Plan.

(3)          The 1998 Director Plan provides for annual increases to the number of shares available for issuance under the 1998 Director Plan so that the total number of shares reserved is not less than 150,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any proposed related person transactions. Additionally, from time to time the Board of Directors may directly consider these transactions. For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•                  Any of our directors, nominees for director and executive officers;

•                  Any person known to be the beneficial owner of five percent or more of our common stock (a “5% Stockholder”); and

•                  Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. We will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

Related Person Transactions

Certain Transactions

The following table sets forth information with respect to the one executive officer of the Company who was indebted to us during Fiscal 2008.

Name	New Loans During 2008	Interest Rates	Maturity Date(s)	Largest Amount Outstanding During Fiscal 2008		Balance at the End of Fiscal 2008
John Ambroseo	—	8.00%	2/15/08	$10,000	(1)	$0

(1)                                  This loan was granted to Dr. Ambroseo in February 1998, prior to the effective date of Section 402 of the Sarbanes-Oxley Act of 2002, and matured in February 2008.

The promissory note was full recourse. Ten percent of the original principal balance of this loan was forgiven each year during the life of the loan, as Dr. Ambroseo was employed by us during the life of the loan. This loan was related to a promotion. The interest on the loan was deducted from payments under the Company’s annual Variable Compensation Plans. In the event that no payments were made under such plans for a particular period, then interest on the promissory note was forgiven for such period. Such amounts are reflected in the Summary Compensation Table under “Other Compensation.” The original amount of the promissory note was $100,000.

In April 2008 the Compensation and HR Committee approved the adoption of a Retention Agreement for Mr. Victor (the “Victor Agreement”). The Agreement provided, among other things, that Mr. Victor will provide service to the Company as our Executive Vice President, Human Resources through the period ending January 2, 2009 and that Mr. Victor will receive a single lump sum payment of $250,000 after providing the Company with a full release. Mr. Victor provided the release and received the payment in January 2009.

See above under “Proposal One — Election of Directors — Nominees” for a discussion of the agreement between the Company and OPP.

Other Matters

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements.  As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of both management, which has primary responsibilities for our financial statements and reports, as well as the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee met thirteen (13) times either in person or by telephone during fiscal 2008.  In the course of these meetings, the Audit Committee met with management, the internal auditors and our independent auditors and reviewed the results of the internal and external audit examinations, evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Audit Committee’s oversight responsibilities.  To support this belief, the Audit Committee periodically meets separately with the internal auditors and the independent auditors, without management present.  In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to our financial reporting and internal controls.  These questions include:

•                  Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•                  Based on the auditors’ experience, and their knowledge of our business, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•                  Based on the auditors’ experience, and their knowledge of our business, have we implemented internal controls and internal audit procedures that are appropriate for our business?

The Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008 and reviewed with the internal auditors and independent registered public accounting firm their respective overall audit scope and plans.  In approving Deloitte & Touche LLP, the Audit Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them to us.  The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and it received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with Audit Committee concerning independence and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP.

Management has reviewed the audited financial statements for fiscal 2008 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements.  In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 27, 2008, for filing with the SEC.

Respectively submitted by

THE AUDIT COMMITTEE

Lawrence Tomlinson, Chair

Susan James

Garry Rogerson

OTHER MATTERS

We know of no other matters to be submitted to the meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: February 9, 2008	/s/ John R. Ambroseo
John R. Ambroseo
President and Chief Executive Officer

Appendix A

COHERENT, INC.

EMPLOYEE STOCK PURCHASE PLAN

Amended and restated as of the date of obtaining stockholder approval in 2009

The following constitutes the provisions of the Employee Stock Purchase Plan (herein called the “Plan”) of Coherent, Inc. (herein called the “Company”).

1.             Purpose. The purpose of the Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2.             Definitions.

(a) “Base pay” or “base salary” means regular straight-time earnings and commissions, excluding payments for overtime, shift premiums, incentive compensation, bonuses and any other special payments.

(b) “Employee” means any person, including an officer, who is customarily employed for at least twenty (20) hours per week by the Company or its subsidiaries (50% or more of whose voting shares are owned directly or indirectly by the Company).

3.             Eligibility.

(a) Any employee as defined in paragraph 2 who shall be employed by the Company on the date his participation in the Plan is effective shall be eligible to participate in the Plan, subject to limitations imposed by Section 423(b) of the Internal Revenue Code of 1986.

(b) Any provisions of the Plan to the contrary notwithstanding, no employee shall be granted an option under the Plan (i) if, immediately after the grant, such employee would own shares and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of the Company, or (ii) which permits his rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty Five Thousand Dollars ($25,000) for each calendar year in which such stock option is outstanding at any time, where the value of the option is calculated as the fair market value of the shares (determined at the time such option is granted).

4.             Offering Dates. The Plan shall be implemented by two Offerings during each fiscal year, each of six months duration, with Offering I commencing on or about May 1 of each year and Offering II commencing on or about November 1 of each year.

5.             Participation.

(a) An eligible employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deduction on the form provided by the Company and filing it with the Company’s payroll office prior to the applicable offering date.

(b) Payroll deductions for a participant shall commence on the first payroll following the commencement offering date and shall end on the termination date of the offering to which such authorization is applicable, unless sooner terminated by the participant as provided in paragraph 10.

6.             Payroll Deductions.

(a) At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each payday during the offering period. The amount of payroll deductions elected to be made shall not be greater than ten percent (10%) of the base pay which he received on such payday nor less than a $10 deduction per payday.

(b) All payroll deductions made by a participant shall be credited to his account under the Plan. A participant may not make any additional payments into such account.

(c) A participant may discontinue his participation in the Plan as provided in paragraph 10, or may lower, but not increase, the rate of his payroll deductions (within the limitations set forth in subparagraph (a) above) during the offering by completing or filing with the Company a new authorization for payroll deduction. The change in rate shall be effective within fifteen (15) days following the Company’s receipt of the new authorization.

7.             Grant of Option.

(a) At the beginning of each six month offering period, each eligible employee participating in the Plan shall be granted an option to purchase (at the per share option price) up to a number of shares of the Company’s Common Stock purchasable by each employee’s accumulated payroll deductions (not to exceed ten percent (10%) of his base salary) divided by eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock at the beginning of said offering period, subject to the limitations set forth in Section 3(b) and 12 hereof. Fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 7(b) herein.

(b) The option price per share of such shares shall be the lower of:  (i) 85% of the fair market value of a share of the Common Stock of the Company at the commencement of the six month offering period; or (ii) 85% of the fair market value of a share of the Common Stock of the Company at the time the option is exercised at the termination of the six month offering period. The fair market value of the Company’s Common Stock on said dates shall be determined by the Company’s Board of Directors in the exercise of their discretion in good faith.

8.             Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 10, his option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares subject to option will be purchased for him at the applicable option price with the applicable amount of the accumulated payroll deductions in his account. During his lifetime, a participant’s option to purchase shares hereunder is exercisable only by him.

9.             Delivery. As promptly as practicable after the termination of each Offering, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his option. Any cash remaining to the credit of a participant’s account under the Plan after a purchase by him of shares at the termination of each offering period, or which is insufficient to purchase a full share of Common Stock of the Company, shall be returned to said participant.

10.       Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his account under the Plan for one or both Offerings at any time prior to the end of the applicable offering period by giving written notice to the Company. All of the participant’s payroll deductions credited to his account for the Offering or Offerings from which he has withdrawn will be paid to him promptly after receipt of his notice of withdrawal and his option for the current period under the Offering or Offerings will be automatically terminated, and no further payroll deductions for the purchase of shares under the Offering or Offerings withdrawn from will be made during the applicable offering period.

(b) Upon termination of the participant’s employment prior to the end of an offering period for any reason, including retirement or death, the payroll deductions credited to his account will be returned to him or, in the case of his death, to the person or persons entitled thereto under paragraph 14, and his option will be automatically terminated.

(c) In the event an employee fails to remain in the continuous employ of the Company for at least twenty (20) hours per week during the offering period in which the employee is a participant, he will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his account will be returned to him and his option terminated.

(d) A participant’s withdrawal from one of the two Offerings will not have any effect upon his eligibility to participate in the other Offering or any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

11.       No Interest. To the extent that a participant’s payroll deductions exceed that amount required to purchase shares subject to option at the end of an offering period, he shall be refunded such excess amount with no interest paid on said refundable amount.

12.       Stock.

(a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 6,925,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. The shares to be sold to participants under the Plan may, at the election of the Company, be either treasury shares or shares authorized but unissued. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof at the beginning of an offering period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

(b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant.

13.       Administration. The Plan shall be administered by the Board of Directors of the Company or a committee appointed by the Board. The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants. Members of the Committee who are eligible employees are permitted to participate in the Plan.

14.       Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of the offering period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the end of an offering period.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.       Transferability. Neither payroll deductions credited a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.

16.       Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.       Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating employees promptly following the stock purchase date, which statements will set forth the total amount of payroll deductions, the amount applicable to each of the two Offerings, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18.       Changes in Capitalization. If any option under this Plan is exercised subsequent to any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or the like, occurring after such option was granted, as a result of which shares of any class shall be issued in respect of the outstanding shares, or shares shall be changed into the same, whether a different number of the same or another class or classes, the number of shares to which such option shall be applicable and the option price for such shares shall be appropriately adjusted by the Company.

19.       Amendment or Termination. The Board of Directors of the Company may at any time terminate or amend the Plan. No such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant, nor may an amendment be made without prior approval of the shareholders of the Company if such amendment would:

(a) Increase the number of shares that may be issued under the plan;

(b) Permit payroll deductions at an aggregate rate in excess of ten percent (10%) of the participant’s base salary;

(c) Change the designation of the employees (or class of employees) eligible for participation in the Plan; or

(d) Materially increase the benefits which may accrue to participants under the Plan.

20.       Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location or by the person, designated by the Company for the receipt thereof.

Appendix B

COHERENT, INC.

2001 STOCK PLAN

Amended and restated as of the date of obtaining stockholder approval in 2009

1.                                      Purposes of the Plan.  The purposes of this 2001 Stock Plan are:

•                  to attract and retain the best available personnel for positions of substantial responsibility,

•                  to provide additional incentive to Employees, Directors and Consultants, and

•                  to promote the success of the Company’s business by motivating the Employees and Consultants to superior performance.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units, as determined by the Administrator at the time of grant.

2.                                      Definitions.  As used herein, the following definitions shall apply:

(a)                                  “Administrator” means the Board or any Committee as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)                                 “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)                                  “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units.

(d)                                 “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.

(e)                                  “Awarded Stock” means the Common Stock subject to an Award.

(f)                                    “Board” means the Board of Directors of the Company.

(g)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Committee” means a committee of one or more Directors appointed by the Board in accordance with Section 4 of the Plan, which shall consist solely of Independent Directors who are not eligible to receive stock option grants or Restricted Stock under the Plan or such other committee delegated authority as set forth in Section 4(c) of the Plan.

(i)                                     “Common Stock” means the common stock of the Company, or in the case of Performance Units, the cash equivalent thereof.

(j)                                     “Company” means Coherent, Inc., a Delaware corporation.

(k)                                  “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l)                                     “Deferred Stock Unit” means a deferred stock unit Award granted to a Service Provider pursuant to Section 13.

(m)                               “Director” means a member of the Board.

(n)                                 “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(o)                                 “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  A Service Provider shall not cease to be treated as an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.  For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.  Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(p)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)                                 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)                                     If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable or shall be such other value determined in good faith by the Administrator;

(ii)                                  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable or shall be such other value determined in good faith by the Administrator; or

(iii)                               In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(r)                                    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s)                                  “Independent Director” means a Director of the Company who is not also an Employee of the Company and who qualifies as an “outside director” within the meaning of Code Section 162(m) and a “non-employee director” within the meaning of Section 16(b) of the Exchange Act and Applicable Laws.

(t)                                    “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(u)                                 “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award.  The Notice of Grant is part of the Award Agreement.

(v)                                 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w)                               “Option” means a stock option granted pursuant to the Plan.

(x)                                   “Option Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.  The Option Agreement is subject to the terms and conditions of the Plan.

(y)                                 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z)                                   “Participant” means the holder of an outstanding Award granted under the Plan.

(aa)                            “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award.  As determined by the Administrator, the performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin or as a percentage of revenue, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (vi) earnings per share, (viii) stock price, (ix) return on equity, (x) total stockholder return, (xi) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xii) return on capital, (xiii) return on assets or net assets, (xiv) return on investment, (xv) economic value added, (xvi) operating profit or net operating profit, (xvii) operating margin, (xix) market share, (xx) contract awards or backlog, (xxi) overhead or other expense reduction, (xxii) credit rating, (xxvi)

objective customer indicators, (xxvii) new product invention or innovation, (xxviii) attainment of research and development milestones, (xxix) improvements in productivity, (xxx) attainment of objective operating goals, and (xxxi) objective employee metrics.

(bb)                          “Performance Share” means a performance share Award granted to a Service Provider pursuant to Section 11.

(cc)                            “Performance Unit” a performance unit Award granted to a Service Provider pursuant to Section 12.

(dd)                          “Plan” means this Coherent, Inc. 2001 Stock Plan.

(ee)                            “Restricted Stock” means shares of Common Stock granted pursuant to Section 10 of the Plan.

(ff)                                “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(gg)                          “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 9 is designated as an SAR.

(hh)                          “Section 16(b)” means Section 16(b) of the Exchange Act.

(ii)                                  “Service Provider” means an Employee or Consultant.

(jj)                                  “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(kk)                            “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.                                      Stock Subject to the Plan.  Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 6,300,000 Shares; provided, however, that in no event shall more than 30% of the Shares issuable under the Plan be granted pursuant to Awards with an exercise price or purchase price that is less than 100% of Fair Market Value on the date of grant.  Notwithstanding the foregoing, no Options shall be granted with an exercise price less than Fair Market Value on the date of grant.  The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units, is forfeited back to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).  With respect to SARs, only shares actually issued pursuant to an SAR shall cease to be available under the Plan; all remaining shares under SARs, shall remain available for future grant or sale under the Plan (unless the Plan has terminated).  However, Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan.  To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.

4.                                      Administration of the Plan.

(a)                                  Procedure.

(i)                                     Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more Independent Directors.

(ii)                                  Rule 16b-3.  To the extent that the Administrator determines it to be desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)                               Other Administration.  Other than as provided above or in Section 4(c) of the Plan, the Plan shall be administered by (A) the Board or (B) a Committee of one or more Independent Directors with the ability to obtain the advice of independent counsel, which committee shall be constituted to satisfy Applicable Laws.

(b)                                 Powers of the Administrator.  Subject to the provisions of the Plan, including, without limitation Section 8(b)(iii), and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)                                     to determine the Fair Market Value;

(ii)                                  to select the Service Providers to whom Awards may be granted hereunder;

(iii)                               to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv)                              to approve forms of agreement for use under the Plan;

(v)                                 to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi)                              to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)                           to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii)                        to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options or SARs longer than is otherwise provided for in the Plan;

(ix)                                to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the amount required to be withheld.  The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.  All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)                                   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)                                to make all other determinations deemed necessary or advisable for administering the Plan.

(c)                                  Delegation.  The Board may delegate responsibility for administering the Plan, including with respect to designated classes of Employees and Consultants, to different committees consisting of one or more Directors subject to such limitations as the Board deems appropriate.  To the extent consistent with applicable law, the Board or the Compensation and H.R. Committee may authorize one or more officers of the Company to grant Awards to designated classes of Employees and Consultants, within limits specifically prescribed by the Board or the Compensation and H.R.  Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself.

(d)                                 Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants.

5.                                      Eligibility.  Restricted Stock, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers.  Incentive Stock Options may be granted only to Employees.

6.                                      Limitations.

(a)                                  ISO $100,000 Rule.  Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options.  For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)                                 No Rights as a Service Provider.  Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing their relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

(c)                                  162(m) Limitation.

(i)                                     Option and SAR Annual Share Limit.  No Participant shall be granted, in any Company fiscal year (“Fiscal Year”), Options and Stock Appreciation Rights to purchase more than 500,000 Shares; provided, however, that such limit shall be 500,000 Shares in connection with the Participant’s initial service.

(ii)                                  Restricted Stock and Performance Share Annual Limit.  No Participant shall be granted, in any Fiscal Year, more than 500,000 Shares in the aggregate of the following: (i) Restricted Stock or (ii) Performance Shares; provided, however, that such limit shall be 500,000 Shares in connection with the Participant’s initial service.

(iii)                               Performance Units Annual Limit.  No Participant shall receive Performance Units, in any Fiscal Year, with respect to more than 500,000 shares, provided, however, that such limit shall be 500,000 shares in connection with the Participant’s initial service.

(iv)                              Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock, Performance Shares or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock, Performance Shares or Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code.  In granting Restricted Stock, Performance Shares or Performance Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(v)                                 Cancellations.  If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 16(c)), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above.

(vi)                              Changes in Capitalization.  The foregoing 162(m) limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16(a).

7.                                      Term of Plan.  The Plan shall become effective upon its adoption by the Board.  It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 18 of the Plan.

8.                                      Stock Options.

(a)                                  Term of Options.  The term of each Option shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

(b)           Option Exercise Price and Consideration.

(i)

Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an

Option shall be determined by the Administrator, subject to the following:

In the case of an Incentive Stock Option:

(A)           granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)            granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)

In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100%

of the Fair Market Value per Share on the date of grant

(iii)

The exercise price for the Shares to be issued pursuant to an already granted Option may not be changed without the consent of the Company’s shareholders. This shall include, without limitation, a repricing of the Option as well as an option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option to be granted in the future with an exercise price equal to the Fair Market Value of the Shares on the date of grant.

(c)           Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(d)           Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant.  Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

(i)

cash;

(ii)

check;

(iii)

other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv)

broker-assisted cashless exercise;

(v)

any combination of the foregoing methods of payment; or such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(vi)

such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e)           Exercise of Option.

(i)

Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.  An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives:  (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised.  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan.  Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(f)            Termination of Relationship as Service Provider.  If a Participant ceases to be Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).  In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for ninety (90) days following the Participant’s termination.  If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(g)           Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).  In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination.  If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h)           Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death.  In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination.  If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan.  The Option may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Option under the Participant’s will or the laws of descent or distribution.  If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i)            Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

9.             Stock Appreciation Rights.

(a)           Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion.  Subject to Section 6(c) hereof, the Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b)           Exercise Price and other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant; provided, further that SARs may not have an exercise price below 100% of the Fair Market Value of the underlying shares on the grant date. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s shareholders.  This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.

(c)           Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)            The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)           the number of Shares with respect to which the SAR is exercised.

(d)           Payment upon Exercise of SAR.  At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(e)           SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f)            Expiration of SARs.  A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

(g)           Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Stock Appreciation Right within such period of time as is specified in the Stock Appreciation Right Agreement to the extent that the Stock Appreciation Right is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement).  In the absence of a specified time in the Stock Appreciation Right

Agreement, the Stock Appreciation Right shall remain exercisable for three (3) months following the Participant’s termination.  If, on the date of termination, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified by the Administrator, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.

Notwithstanding the above, in the event of a Participant’s change in status from Consultant, Employee or Director to Employee, Consultant or Director, a Participant’s status as a Service Provider shall continue notwithstanding the change in status.

(h)           Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right within such period of time as is specified in the Stock Appreciation Right Agreement to the extent the Stock Appreciation Right is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement).  In the absence of a specified time in the Stock Appreciation Right Agreement, the Stock Appreciation Right shall remain exercisable for twelve (12) months following the Participant’s termination.  If, on the date of termination, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.

(i)            Death of Participant.  If a Participant dies while a Service Provider, the Stock Appreciation Right may be exercised within such period of time as is specified in the Stock Appreciation Right Agreement (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Notice of Grant), by the Participant’s estate or by a person who acquires the right to exercise the Stock Appreciation Right by bequest or inheritance, but only to the extent that the Stock Appreciation Right is vested and exercisable on the date of death.  In the absence of a specified time in the Stock Appreciation Right Agreement, the Stock Appreciation Right shall remain exercisable for twelve (12) months following the Participant’s termination.  If, at the time of death, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall immediately revert to the Plan.  The Stock Appreciation Right may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Stock Appreciation Right under the Participant’s will or the laws of descent or distribution.  If the Stock Appreciation Right is not so exercised within the time specified herein, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.

(j)            Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash or Shares a Stock Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

10.          Restricted Stock.

(a)           Grant of Restricted Stock.  Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion.  Subject to Section 6(c) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any

Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock.  Restricted Stock may be granted either in the form of Shares or units/rights to acquire Shares.  Each such unit/right shall be the equivalent of one Share of Common Stock for purposes of determining the number of Shares subject to an Award.  Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units/rights to acquire Shares.

(b)           Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan.  Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Restricted Stock is awarded.  The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award.  Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c)           Restricted Stock Award Agreement.  Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.

11.          Performance Shares.

(a)           Grant of Performance Shares.  Subject to the terms and conditions of the Plan, Performance Shares may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion.  Subject to Section 6(c) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares.  Performance Shares may be granted either in the form of Shares or units/rights to acquire Shares.  Each such unit/right shall be the equivalent of one Share of Common Stock for purposes of determining the number of Shares subject to an Award.  Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units/rights to acquire Shares.

(b)           Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan.  Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator.  The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award.  Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c)           Performance Share Award Agreement.  Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

12.          Performance Units.

(a)           Grant of Performance Units.  Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date.  Subject to the terms and conditions of the Plan, Performance Units may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion.  Subject to Section 6(c) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Unit award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units.  Performance Units shall be granted in the form of units/rights.  Each such unit/right shall be the cash equivalent of one Share of Common Stock.  No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

(b)           Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan.  Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Performance Unit is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator.  The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award.

(c)           Performance Unit Award Agreement.  Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

13.           Deferred Stock Units.

(a)           Description.  Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

(b)           162(m) Limits.  Deferred Stock Units shall be subject to the annual 162(m) limits applicable to the underlying Restricted Stock, Performance Share or Performance Unit Award as set forth in Section 6(c) hereof.

14.           Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient.  If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

15.           Leaves of Absence.  Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.

16.          Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)           Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award and the 162(m) annual share issuance limits under Section 6(c) shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)           Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable.  In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c)           Merger or Asset Sale.

(i)            Stock Options and SARs.  In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable.  If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.  For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(ii)           Restricted Stock, Performance Shares, Performance Units and Deferred Stock Units.  In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be assumed or an equivalent Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested.  For the purposes of this paragraph, a Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be considered assumed if, following the merger or sale of assets, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

17.           Date of Grant.  The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination shall be provided to each recipient within a reasonable time after the date of such grant.

18.          Amendment and Termination of the Plan.

(a)           Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b)           Shareholder Approval.  The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)           Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.          Conditions Upon Issuance of Shares.

(a)           Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)           Investment Representations.  As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.           Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder (or with respect to Performance Units, the cash equivalent thereof), shall relieve the Company of any liability in respect of the failure to issue or sell such Shares (or with respect to Performance Units, the cash equivalent thereof) as to which such requisite authority shall not have been obtained.

21.           Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.           Shareholder Approval.  The 2004 amendment to the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the amendment is adopted by the Board.  Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

23.           Section 409A Compliance.  Awards granted hereunder are intended to comply with the requirements of Section 409A of the Code to the extent Section 409A of the Code applies to such Awards and the terms of the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Administrator deems necessary or advisable in its sole discretion.  Notwithstanding any other provision in the Plan, the Administrator, to the extent it unilaterally deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.

C/O AMERICAN STOCK TRANSFER

59 MAIDEN LANE

NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by COHERENT, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to COHERENT, INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
COHERENT, INC.

ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of COHERENT, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated February 9, 2009, and hereby appoints John R. Ambroseo and Helene Simonet, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of COHERENT, INC. to be held on March 11, 2009 at 1:00 p.m., local time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, CA 94010 and at any adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO ENSURE AS MANY OF THE NOMINEES FOR THE ELECTION OF DIRECTORS SET FORTH IN PROPOSAL ONE ARE ELECTED AS DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS SET FORTH IN PROPOSAL TWO, (3) FOR THE ADOPTION OF OUR AMENDED AND RESTATED EMPLOYEE STOCK PLAN AS SET FORTH IN PROPOSAL THREE, AND (4) FOR THE ADOPTION OF THE AMENDED AND RESTATED 2001 STOCK PLAN AS SET FORTH IN PROPOSAL FOUR, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

CONTINUED AND TO BE SIGNED
SEE REVERSE SIDE	ON REVERSE SIDE	SEE REVERSE SIDE THIS IS YOUR PROXY
COHERENT, INC.		YOUR VOTE IS IMPORTANT

Vote on Directors

1.    To elect seven directors to serve for the ensuing year and until their successors are duly elected (Proposal One);

Nominees: (01) John R. Ambroseo; (02) John H. Hart (03) Susan James; (04) Clifford Press; (05) Lawrence Tomlinson; (06) Garry Rogerson; and (07) Sandeep Vij;
☐ FOR ALL	☐ WITHHOLD ALL
☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:

Vote on Proposals

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2009 (Proposal Two);	☐	☐	☐

3.	To approve the amended and restated Employee Stock Purchase Plan;	☐	☐	☐

4.	To approve the amended and restated 2001 Stock Plan; and	☐	☐	☐

5.	To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.	☐	☐	☐

The foregoing items of business are more fully described in the Proxy Statement accompanying this Proxy Card.

Stockholders of record at the close of business on February 5, 2009 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting.  However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or vote by telephone or via the Internet.  Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:

Signature (Joint Owners):	Date: